Exhibit 10.110

OPERATING AGREEMENT

OF

NEW LEAF – KBS JV, LLC

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF

August 8, 2007

OPERATING AGREEMENT

OF

NEW LEAF – KBS JV, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This Operating Agreement (“Agreement”) is made as of this 8th day of August, 2007, (the “Effective Date”) by and between NEW LEAF INDUSTRIAL PARTNERS FUND, L.P., a Delaware limited partnership (“Manager Member”), as a Member, and KBS REIT ACQUISITION XXIII, LLC, a Delaware limited liability company (“Investor Member”), as a Member. In consideration of the mutual promises and obligations set forth herein, and with the intent of being legally bound, the parties hereto hereby agree as follows:

1.	FORMATION; PURPOSE; DEFINED TERMS

1.1 Formation of Limited Liability Company

This Operating Agreement is made and entered into by and among the Members in order to document the formation of New Leaf – KBS JV, LLC, a Delaware limited liability company (the “Company”), pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Delaware Code Sections 18-101, et seq., as amended from time to time (the “Act”) and the laws of the State of Delaware. The Company was formed on the 16th day of July, 2007, with the execution and filing of the Certificate. Except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act. The membership Interest of each Member shall be personal property for all purposes. All capitalized terms used herein shall have the meanings set forth in Section 1.10.

1.2 Name

The name of the Company is New Leaf – KBS JV, LLC. The business of the Company will be conducted under such name, as well as any other name or names as the Members may from time to time determine.

1.3 Trade Name Affidavits

The Company will file such trade or fictitious name affidavits and other certificates as may be necessary or desirable in connection with the formation, existence and operation of the Company (including those filings required in any jurisdiction where the Company owns property).

1.4 Principal Place of Business

The principal place of business of the Company shall be c/o New Leaf Industrial Partners Fund, L.P., 11111 Santa Monica Blvd., Suite 950, Los Angeles, CA 90025, or at such other place as the Members may from time to time deem advisable.

1.5 Agent for Service of Process

The name and address of the Company’s registered agent for service of process in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, in the City of Dover, 19904, County of Kent. The Manager Member may remove one or more of the Company’s registered agents, and, upon removal or resignation of such registered agent, may appoint a successor registered agent, provided prompt written notice of such change is given to each Member.

1.6 Purposes

The purpose of the Company shall be:

1.6.1 To (a) cause Property Owner to acquire the Properties pursuant to the terms of the Purchase Agreement and to cause the Property Owner to own, manage and hold the Properties, (b) cause the Borrowers to obtain and close the Initial Loans as provided in Section 1.7 herein, (c) cause the Property Owner to lease, operate, finance, refinance, sell and otherwise deal with and dispose of an ownership interest in the Properties as an investment, (d) hold 100% of the member interest in Holding Company, which shall hold 100% of the member interest Mezz B Borrower, which shall hold 100% of the member interest in Mezz A Borrower, which shall hold 100% of the member interest in Property Owner, and (e) engage in such other activities directly related to the foregoing business as Company may deem to be reasonably necessary or desirable.

1.6.2 To conduct all activities reasonably necessary, appropriate, proper, advisable, incidental to or convenient for the accomplishment of the foregoing purposes.

Neither the Company nor any of the Subtier Entities shall engage in any other business or activity without the approval of the Members.

1.7 Initial Loans

Concurrently with the acquisition of the Properties by Property Owner, the Borrowers shall obtain the Initial Loans on terms acceptable to the Members and consistent with the Approved Initial Loan Terms and, in connection with such Initial Loans, Manager Member or an Affiliate of Manager Member acceptable to Initial Lenders shall, to the extent required by Initial Lenders, execute and deliver to Initial Lenders the Environmental Indemnities and the Non-Recourse Carve Out Guaranties. Notwithstanding anything stated to the contrary in this Agreement, except for the Borrowers’ obtaining the Initial Loans as provided herein, neither the Company nor any of the Subtier Entities shall procure any Loan without the prior approval of the Members. Subject to the approval of the Members, Manager Member and Investor Member (and any Affiliate of Manager Member or of Investor Member) shall each have the right, but not the obligation, to execute on their own behalf only any guaranty or environmental indemnity in connection with any Loan obtained by the Borrowers.

1.8 Intentionally Omitted.

1.9 Term

The term of the Company commenced on July 16, 2007, and shall continue until December 31, 2055, unless the Company is dissolved sooner pursuant to the provisions of Section 9.3 or as otherwise provided by law.

1.10 Defined Terms

The terms used in this Agreement shall have the meanings specified in this Section 1.10 unless otherwise expressly provided herein or required by law.

“Act” shall mean the Delaware Limited Liability Company Act, 6 Delaware Code Sections 18-101, et seq., as the same may be amended from time to time. All references herein to sections of the Act shall include any corresponding provisions of succeeding law.

“Acquisition Fee” shall have the meaning set forth in Section 6.4.1 hereof.

“Additional Asset Management Fee” shall have the meaning set forth in Section 6.4.3(b) herein.

“Additional Contributions” shall have the meaning set forth in Section 2.2.3 hereof.

“Additional Capital Contributions” shall have the meaning set forth in Section 2.2.3 hereof.

“Additional Operating Contributions” shall have the meaning set forth in Section 2.2.3 hereof.

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account as of the date of determination, after crediting to such Capital Account (without duplication and to the extent not previously taken into account) any amounts that the Member is obligated to restore (to the extent recognized under Treasury Regulations Section 1.704-1(b)(2)(ii)(c)) and debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6). The foregoing definition of Adjusted Capital Account and the provisions of Section 5.2(c) and Section 5.3 are intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

“Adjusted Capital Contribution” shall mean, as of any given time, an amount, not less than zero, equal to the Capital Contributions, including, without limitation, Initial Contributions and Additional Contributions, if any, of each Member reduced by the amount of any distributions to the Member pursuant to Sections 7.1.1, 7.1.2, 7.1.5 and Sections 7.2.1, 7.2.2 and 7.2.5. The Company shall maintain a record of the aggregate Capital Contributions, including, without limitation, Initial Contributions and Additional Contributions, if any, of each Member.

“Affiliate” shall mean, with respect to any Person, any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the purposes of this definition and elsewhere in this Agreement, “control” shall mean the beneficial or similar ownership or control of fifty-one percent (51%) or more of the voting interests in a Person.

“Agreement” shall mean this Operating Agreement, as originally executed and as amended from time to time in accordance with the terms of this Agreement.

“Allocated Purchase Price” shall mean, as to any Property, the amount set forth in Exhibit F attached hereto as to such Property, as Exhibit F may be amended from time to time by the Members.

“Annual Budget” shall have the meaning set forth in Section 4.1.1 hereof.

“Approved by the Members” shall have the meaning set forth in Section 3.2.2 hereof.

“Approved Annual Budget” shall mean the Annual Budget for any Fiscal Year approved by the Members in accordance with Section 4.1.1(a) hereof.

“Approved Lease Form” shall mean the form of lease approved by the Members from time to time for use in connection with the leasing of space in the Properties.

“Approved Leasing Guidelines” shall mean the leasing guidelines adopted and approved by the Members from time to time in accordance with the Business Plan.

“Approved Initial Loan Terms” shall mean the terms of the Initial Loans set forth in Exhibit J attached hereto.

“Asset Management Services” shall have the meaning set forth in Section 6.3 hereof.

“Asset Management Fee Shortfall” shall have the meaning set forth in Section 6.4.3(b) herein.

“Assignee” means a person to whom any Interest has been transferred in a manner permitted under this Agreement, but who has not become a Substituted Member.

“Asset Management Fee” shall collectively mean any Base Asset Management Fee and any Additional Asset Management Fee.

“Bankruptcy” shall mean with respect to a Member, being the subject of an order for relief under Title 11 of the United States Code, or any successor statute or other statute in any foreign jurisdiction having like import or effect.

“Base Asset Management Fee” shall have the meaning set forth in Section 6.4.3(a) herein.

“Big 4” shall have the meaning set forth in the definition of Permitted REIT Distributions.

“Borrowers” shall collectively mean Property Owner and Mezz A Borrower.

“Business Plan” shall have the meaning set forth in Section 4.1.2 hereof.

“Buy/Sell Closing Date” shall have the meaning set forth in Section 8.4.3 hereof.

“Buy/Sell Notice” shall have the meaning set forth in Section 8.4.1 hereof.

“Buy/Sell Operating Decisions” shall mean one or more of the Major Decisions referred to in Sections 3.3.6, 3.3.7, 3.3.8, 3.3.12 or 3.3.14 (but expressly excluding any Major Decision regarding environmental remediation) hereof.

“Buy/Sell Properties” shall have the meaning set forth in Section 8.4.1 hereof.

“Buy/Sell Purchase Price” shall have the meaning set forth in Section 8.4.2 hereof.

“Capital Account” means with respect to each Member, a capital account maintained for such Member in accordance with Section 704(b) of the Code and the Treasury Regulations thereunder, which shall equal the amount of money contributed by such Member to the capital of the Company, increased by the aggregate fair market value of any property contributed by such Member to the capital of the Company (net of any liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), the aggregate amount of all Net Profits allocated to such Member, and any and all items of gross income or gain specially allocated to such Member pursuant to Section 5.3, and decreased by the amount of money distributed to such Member by the Company (exclusive of any guaranteed payment within the meaning of Section 707(c) of the Code paid to such Member), the aggregate fair market value at the time of distribution (as reasonably determined by the Manager) of all property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), the amount of any Net Losses charged to such Member, and any and all “partnership nonrecourse deductions” and/or “partner nonrecourse deductions” specially allocated to such Member pursuant to Section 5.3. For purposes of applying the provisions of Section 5.1, Section 5.2 and Section 5.6, each Member’s Capital Account shall be increased by such Member’s allocable share of partnership minimum gain as determined under Treasury Regulation Section 1.704-2(g)(1) and partner nonrecourse debt minimum gain as determined under Treasury Regulation Section 1.704-2(i)(5). The Company shall maintain a record of the Capital Account balance of each Member

“Capital Contributions” shall mean all contributions of cash or cash equivalents, which a Member contributes to the Company as a Member, for such value as the Members determine in good faith. The Company shall maintain a record of the aggregate Capital Contributions, including, without limitation, the Initial Contributions and Additional Contributions, if any, of each Member.

“Cash from Operations” shall mean all revenue received by the Company from whatever source with respect to its direct and indirect ownership interests in the Properties and the Subtier Entities, except (i) Cash from Sale or Refinancing, (ii) Capital Contributions, and (iii) reserves funded from any Loans (except that, at such time as such reserves are no longer needed and are released and distributed by the Company to the Company, such reserves shall constitute Cash from Operations) less (y) all costs of operating the Properties, and (z) principal and interest payments under any Loans.

“Cash from Sale or Refinancing” shall mean all revenue received by the Company from the sale, financing, refinancing (excluding Default Capital Contribution Loans), condemnation or other capital transactions relating to all or any portion of the Properties, including without limitation proceeds from insurance, other than rental or business interruption insurance not used to restore the Properties, less (i) costs incurred by the Company and/or any of the Subtier Entities in any such transaction, and (ii) sums paid on account of any Loans secured by the Properties relating thereto that are required to be repaid in connection with any such transaction.

“Certificate” shall mean the Certificate of Formation relating to the Company filed in the Office of the Delaware Secretary of State on July 16, 2007, as amended from time to time in accordance with the terms hereof and the Act.

“Certificate of Cancellation” shall have the meaning set forth in Section 9.6 hereof.

“Closing” shall mean the “Closing” as defined in the Purchase Agreement.

“Closing Date” shall mean the date the Properties are purchased by the Property Owner, as evidenced by the Closing.

“Code” shall mean the Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

“Company” shall have the meaning set forth in Section 1.1 hereof.

“Company Capital” means an amount equal to the sum of all of the Members’ Capital Account balances determined immediately prior to any allocation of Net Losses or Net Profits to the Members pursuant to Section 5.1 or Section 5.2 (respectively), decreased by the aggregate amount of any Net Losses to be allocated to the Members pursuant to Section 5.1 or increased by the aggregate amount of any Net Profits to be allocated to the Members pursuant to Section 5.2.

“Company Value” shall have the meaning set forth in Section 8.4.1 hereof.

“Consideration Period” shall have the meaning set forth in Section 8.5.2 hereof.

“Continuation Approval” shall have the meaning set forth in Section 8.1 hereof.

“Contributing Member” shall have the meaning set forth in Section 2.2.3 hereof.

“Defaulting Member” shall have the meaning set forth in Section 8.4.4 hereof.

“Default Capital Contribution Loan” shall have the meaning set forth in Section 2.2.3 hereof.

“Default Capital Contribution Priority Return” shall mean the lesser of (a) eighteen percent 18% per annum, or (b) the maximum interest rate permitted by law.

“Disposition Fee” shall have the meaning set forth in Section 6.4.2 hereof.

“Dissolution Event” shall have the meaning set forth in Section 8.1 hereof.

“Distributable Cash” as of any date shall mean the sum of the Cash from Operations and the Cash from Sale or Refinancing as of such date.

“Distribution Conditions” shall have the meaning set forth in the definition of Permitted REIT Distributions.

“Due Diligence Costs” shall mean all reasonable costs incurred by Manager Member and Investor Member in connection with their review and approval of the Properties under the Purchase Agreement or in connection with the Initial Loans, as evidenced by invoices, vouchers, paid bills and/or such other reasonable documentation evidencing such costs. Due Diligence Costs shall not include any costs or expenses incurred by Manager Member or the Investor Member in connection with the negotiation or documentation of this Agreement, the formation or documentation of any of the entities comprising the Manager Member or the Investor Member or any of their constituent members or partners but shall include the costs and expenses incurred in connection with the formation of the Subtier Entities.

“Due Diligence Materials” shall mean the “Due Diligence Materials” referenced and defined in the Purchase Agreement.

“Economic Interest” shall mean the right to receive distributions of the Company’s assets and allocations of income, gain, loss, deduction, credit and similar items from the Company pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management of the Company, or (except as otherwise required by the Act or other applicable law) any right to information concerning the business and affairs of the Company.

“Election Notice” shall have the meaning set forth in Section 8.4.2 hereof.

“Environmental Indemnities” shall collectively mean the environmental indemnity agreements, if any, required to be executed by Guarantor in connection with any of the Initial Loans in accordance with this Agreement.

“Excess Distributable Cash” shall have the meaning set forth in Section 6.4.3(b) herein.

“Event of Default” shall have the meaning set forth in Section 9.1 hereof.

“Fiscal Year” shall mean the Company’s fiscal year, which shall be the calendar year, or such other fiscal year required by the Code or Treasury Regulations.

“First Budget” shall have the meaning set forth in Section 4.1.1(a) hereof.

“Former Member” shall have the meaning set forth in Section 8.1 hereof.

“Gross Monthly Rental Collections” shall have the meaning set forth in Section 6.4.3(a) herein.

“Guarantor” shall mean the Persons approved by the Lenders and that shall execute the Guaranty Documents, if any.

“Guaranty Documents” shall collectively mean the Environmental Indemnities and the Non-Recourse Carve Out Guaranties.

“Holding Company” shall mean National Industrial Holdings, LLC, a Delaware limited liability company that is wholly owned by the Company and that is the sole member of Mezz B Borrower.

“Impasse” shall mean the inability of the Members to agree on a Special Major Decision.

“Impasse Properties” shall mean the Properties that are the subject of a Property Impasse.

“Incapacity” or “Incapacitated” means: (a) as to any individual Member, death, total physical disability or entry of an order by a court of competent jurisdiction adjudicating such individual incompetent to manage such individual’s person or estate; (b) as to any corporation which is a Member, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (c) as to any partnership or limited liability company which is a Member, the dissolution and commencement of winding up the partnership or limited liability company; (d) as to any estate which is a Member, the distribution by the fiduciary of the estate’s entire interest in the Company; (e) as to any trustee of a trust which is a Member, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Member, the bankruptcy of such Member. For purposes of this definition, bankruptcy of a Member shall be deemed to have occurred when: (i) the Member commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) the Member is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Member; (iii) the Member executes and delivers a general assignment for the benefit of the Member’s creditors; (iv) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding under any bankruptcy, insolvency or other similar law now or hereafter in effect; (v) the Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Member or for all or any substantial part of the Member’s properties; (vi) any proceeding seeking liquidation, reorganization or other relief of or against such Member under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof; (vii) the appointment without the Member’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or (vii) an appointment referred to in clause (viii) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

“Indemnified Party” and “Indemnified Parties” shall have the meanings set forth in Section 3.7.1 hereof.

“Initial Contribution” shall mean the initial Capital Contribution to the Company made or deemed to be made by each Member pursuant to this Agreement as provided in Section 2.2.2 hereof.

“Initial Lenders” shall mean the lenders that shall make the Initial Loans.

“Initial Loans” shall mean the Initial Mortgage Loan and the Initial Mezz Loan to be obtained by Mezz A Borrower in accordance with the Approved Initial Loan Terms.

“Initial Loan Documents” shall mean the documents evidencing, securing and pertaining to the Initial Loans that are consistent with, and incorporate the terms of, the Approved Initial Loan Terms.

“Initial Mezz Loan” shall mean the mezzanine loan being made to Mezz A Borrower concurrently with the Closing and substantially in accordance with the Approved Initial Loan Terms.

“Initial Mortgage Loan” shall mean the mortgage loan being made to Property Owner concurrently with the Closing and substantially in accordance with the Approved Initial Loan Terms.

“Initiating Member” shall have the meaning set forth in Section 8.4.1 hereof.

“Interest” in the Company shall mean a Member’s collective rights in the Company at any particular time, including the Member’s Economic Interest in the Company, any right to vote or participate in management, any right to information concerning the business and affairs of the Company provided by this Agreement or the Act and such Member’s entire interest under this Agreement.

“Invested Capital” shall mean, for any Property, all amounts invested in such Property, including, without limitation any reserves and other funds (including reinvested income) invested in such Property for capital improvements, lease commissions and tenant improvements.

“Investor Member” shall have the meaning set forth in the Recitals to this Agreement.

“IRR” shall mean for each Member the annual discount rate that when compounded annually results in a net present value equal to zero when the discount rate is applied to all Capital Contributions by each Member and all distributions made by the Company to such Member pursuant to Section 7.1 hereof. The IRR shall be calculated as shown on Exhibit B attached hereto using Microsoft Excel or other generally recognized business software.

“KBS” shall have the meaning set forth in Section 10.1 hereof.

“KBS Entity” shall have the meaning set froth in Section 10.1 hereof.

“Leasing Agent” shall mean, as to each Property, the leasing agent listed in Exhibit C attached hereto for such Property or such other leasing agent that may be approved by the Members from time-to-time for such Property; and “Leasing Agents” shall collectively mean all of the leasing agents listed in Exhibit C attached hereto as to the Properties and such other leasing agents that may be approved by the Members from time to time.

“Leasing Services Agreement Form” shall mean the form of leasing services agreement approved by the Members from time-to-time.

“Lender” shall mean any lender under any Loan and “Lenders” shall mean the lenders under all Loans.

“Loan” shall mean any loan outstanding from time-to-time and obtained by the Property Owner and/or any one or both of the Mezz Borrowers and approved by the Members, and shall expressly exclude any Default Capital Contribution Loan and shall expressly include each of the Initial Loans; and “Loans” shall collectively mean each and every Loan.

“Loan Documents” shall mean all documents evidencing, securing and/or pertaining to all Loans outstanding from time to time, including, without limitation, the Initial Loan Documents.

“Liquidator” shall have the meaning set forth in Section 9.4 hereof.

“Major Decisions” shall have the meaning set forth in Section 3.3 hereof.

“Manager” shall mean Manager Member or any other Member that hereafter becomes the Manager under the terms of this Agreement.

“Manager Member” shall have the meaning set forth in the Recitals to this Agreement.

“Mandatory Capital Expenditures” shall mean all capital expenditures (including, without limitation, roof repair and/or replacement, asphalt resurfacing, repair and/or replacement of HVAC equipment, replacement of window gaskets, repair and/or replacement of exterior siding and the recaulking of expansion and control joints) and leasing costs required to be incurred for the operation and maintenance of the Properties, but only to the extent set forth in the Approved Annual Budget or any Business Plan approved by the Members.

“Mandatory Reserves” shall mean all reserves (including, without limitation, reserves for taxes and insurance, capital improvements and lease rollover) set forth in the Approved Annual Budget, in any Business Plan approved by the Members or expressly required by any of the Loan Documents.

“Member Deposit” shall have the meaning set forth in Section 8.5.2 hereof.

“Member Interest Purchase Price” shall have the meaning set forth in Section 8.5.2.

“Member Purchase Agreement” shall have the meaning set forth in Section 8.5.2 hereof.

“Members” shall mean Investor Member and Manager Member, together with any Substitute Member permitted hereunder.

“Mezz A Borrower” shall mean National Industrial Mezz A, LLC, a Delaware limited liability company that is the sole member of Property Owner.

“Mezz B Borrower” shall mean National Industrial Mezz B, LLC, a Delaware limited liability company that is the sole member of Mezz A Borrower.

“Mezz Borrowers” shall mean Mezz A Borrower and Mezz B Borrower.

“Monthly Net Yield” shall have the meaning set forth in Section 6.4.3(b) herein.

“Monthly Net Yield Threshold” shall have the meaning set forth in Section 6.4.3(b) herein.

“Net Gain on Sale or Refinancing” shall have the meaning set forth in Section 6.4.3(b) herein.

“Net Operating Income” shall mean, for any Property for the calendar month in question, but without duplication, the sum of (a) rents and other revenues earned in the ordinary course from such Property (including amounts received from tenants as reimbursements for common area maintenance, taxes and insurance and proceeds of rent loss insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent during such quarter) minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Property, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such property, but specifically excluding general overhead expenses and any property management fees) accrued or paid during such month, minus (c) any property management fees paid during such calendar month, in each case determined in accordance with GAAP.

“Net Profits” and “Net Losses” means, for each Fiscal Year of the Company or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Loss pursuant to this provision shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this provision, shall be subtracted from such taxable income or loss;

(c) if property is reflected on the Company’s books at a value that differs from its adjusted tax basis, then there shall be taken into account the depreciation, depletion, amortization, other cost recovery deductions, and gain or loss (in sale or other disposition) with respect to such property, as computed for book purposes under this Agreement, rather than the corresponding tax items; and

(d) no portion of any qualified income offset, gross income allocation, nonrecourse deduction, partner nonrecourse deduction, minimum gain chargeback, Section 704(c) of the Code allocation or other amount which is specifically allocated under this Agreement shall be taken into account in computing Net Income or Net Loss.

If the Company’s taxable income or loss for such Fiscal Year or other period, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company’s Net Profits for such Fiscal Year or other period, and if negative, such amount shall be the Company’s Net Loss for such Fiscal Year or other period. If the book value of the assets is adjusted pursuant to the revaluation described in the third sentence of Section 4.4, the amount of such adjustment shall (without duplication) be included in computing Net Profits or Net Loss. If any Company asset is distributed in kind (whether in connection with the liquidation of the Company or otherwise), the Company shall be deemed to have realized gain or loss thereon in the same manner as if the Company had sold such Asset for an amount equal to its fair market value on the date of distribution (provided such distribution is done in accordance with Section 9 hereof) (taking into account Section 7701(g) of the Code), which amount shall be included in Net Profits or Net Loss for the Fiscal Year or period in which the distribution is made.

“Non-Contributing Member” shall have the meaning set forth in Section 2.2.3 hereof.

“Non-Recourse Carve Out Guaranties” shall collectively mean the non-recourse carve out guarantees, if any, required to be executed in connection with the Initial Loan in accordance with this Agreement.

“Offer Closing Date” shall have the meaning set forth in Section 8.3.2 hereof.

“Offered Interest” shall have the meaning set forth in Section 8.3.2 hereof.

“Operating Accounts” shall have the meaning set forth in Section 3.6 hereof.

“Operating Expenses” shall mean monthly principal and interest payments payable under any Loans, all fees, costs and expenses incurred in acquiring, owning, operating, developing, negotiating, structuring, evaluating, holding, insuring, maintaining, repairing, rehabilitating, renovating, remediating, leasing, financing, refinancing, disposing of or otherwise dealing with the Properties, including, without limitation, any travel, legal and accounting expenses and other fees and out-of-pocket costs related thereto, and the costs of arranging financing for the Properties. Notwithstanding the foregoing, Operating Expenses shall not include REIT Expenses.

“Order” shall have the meaning set forth in Section 11.15 hereof.

“Original Purchaser” shall mean Hackman Capital Partners, LLC.

“Person” shall mean an individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association or similar entity and the heirs, executors, legal representatives, successors and assigns of such entity where the context requires.

“Percentage Interest” shall mean the Percentage Interest of each Member designated in Exhibit A attached hereto.

“Permitted REIT Distributions” shall mean for any applicable Projection Period an amount that, when added together with all other projected distributions under Sections 7.1 and 7.2 hereof for such Projection Period, is equal to or in excess of the net taxable income projected to be generated by the Properties for such Projection Period and allocable to the Investor Member. Investor Member’s right to receive Permitted REIT Distribution Cash Flow shall be subject to the following terms and conditions (collectively, the “Distribution Conditions”): at least 14 days prior to the end of the then current Projection Period, Investor Member shall deliver to Manager: (a) written notice setting forth an estimate of the REIT’s taxable income for the Properties (the “REIT Distribution Notice”) for the immediate succeeding period of no less than one fiscal quarter and no more than one fiscal year (each, a “Projection Period”), which REIT Distribution Notice shall also set forth the amount of Permitted REIT Distribution Cash Flow needed to make Permitted REIT Distributions related to such Projection Period, and (b) written confirmation from Ernst & Young or another “Big 4” accounting firm that the estimate of the REIT’s taxable income generated by the Properties for the applicable Projection Period, as reflected in the REIT Distribution Notice, is a reasonable estimate of the same, all in form and substance reasonably acceptable to Manager Member. Such estimate shall be based on (1) the REIT’s actual taxable income for the Properties for the then current calendar year and (2) the REIT’s projected taxable income for the Properties for the remainder of such calendar year. Within 30 days following the end of each fiscal quarter, Investor Member shall deliver to Manager a statement of the REIT’s best estimate of its taxable income for the Properties for the immediately ended fiscal quarter together with the REIT’s calculation of the estimated taxable income of the REIT for the Properties, and (A) if the Permitted REIT Distribution Cash Flow actually received by Investor Member for such fiscal quarter exceeded the actual amount needed to enable Investor Member to make its Permitted REIT Distributions for such fiscal quarter, the estimate of the Permitted REIT Distribution Cash Flow for the immediately succeeding fiscal quarter shall be adjusted to reduce the estimated amount of the Permitted REIT Distribution Cash Flow by the amount of such excess and (B) if the Permitted REIT Distribution Cash Flow actually received by Investor Member for such fiscal quarter was less than the actual cash needed to enable Investor Member to make its Permitted REIT Distributions, the estimate of the Permitted REIT Distribution Cash Flow for the immediately succeeding fiscal quarter shall be adjusted to increase the estimated amount of the Permitted REIT Distribution Cash Flow by the amount of such shortfall.

“Permitted REIT Distribution Cash Flow” shall mean, as to any period, cash in an amount sufficient to enable the REIT to make Permitted REIT Distributions during such period.

“Portfolio Impasse” shall mean an Impasse that relates to all of the Properties.

“Projection Period” shall have the meaning set forth in the definition of Permitted REIT Distributions.

“Properties” shall collectively mean the properties listed on Exhibit I attached hereto and made a part hereof that continue to be owned by the Property Owner at any time; “Property” shall individually mean any one of the Properties that continue to be owned by the Property Owner.

“Property Impasse” shall mean an Impasse relating to one or more Properties, but less than all of the Properties.

“Property Management Agreement Form” shall mean the form of property management agreement approved by the Members from time-to-time.

“Property Manager” shall mean, as to each Property, the property manager listed in Exhibit C attached hereto for such Property, or such other property manager that may be approved by the Members from time-to-time; and “Property Managers” shall collectively mean all of the property managers listed in Exhibit C attached hereto as to the Properties and such other property managers that may be approved by the Members from time to time.

“Property Owner” shall mean National Industrial Portfolio Borrower, LLC, a Delaware limited liability company, which Property Owner shall (a) own and take title to all of the Properties, and (b) be wholly owned (indirectly through the other Subtier Entities) by the Company.

“Purchase Agreement” shall mean that certain Purchase and Sale Agreement dated April 19, 2007, entered into between Original Purchaser, as buyer, and the sellers referred to therein, as sellers, as amended by that certain Amendment to Purchase and Sale Agreement dated May 22, 2007, and that certain Second Amendment to Purchase and Sale Agreement dated August 8, 2007, which has, concurrently herewith, been assigned by Original Purchaser to the Property Owner and pursuant to which the Property Owner shall acquire the Properties. All references hereafter made to the Purchase Agreement shall include all amendments to the Purchase Agreement hereinafter entered into by the Property Owner in accordance with the terms of this Agreement.

“Purchase Agreement Deposit” shall mean the $5,000,000 earnest money deposit made under the Purchase Agreement.

“Recipient Member” shall have the meaning set forth in Section 8.4.1 hereof.

“REIT” shall have the meaning set forth in Section 10.1 hereof.

“REIT Distribution Notice” shall have the meaning set forth in the definition of Permitted REIT Distributions.

“REIT EXPENSES” shall mean all expenses of any kind or nature incurred by the Company as a result of the REIT status of the Investor Member or incurred as a result of any requirement of the Investor Member that would not be incurred if the Investor Member, or any of its constituent members or partners, were not a REIT. REIT Expenses shall specifically include, without being limited to, any Sarbanes-Oxley compliance costs.

“REIT Prohibited Transactions” shall have the meaning set forth in Section 10.1 hereof.

“REIT Subsidiary” shall mean an entity wholly owned (directly or indirectly by KBS).

“Reporting Period” shall have the meaning set forth in Section 4.4 hereof.

“Representative” shall have the meaning set forth in Section 3.2.1 hereof.

“Right of First Offer” shall have the meaning set forth in Section 8.3.2 hereof.

“Right of First Offer Period” shall have the meaning set forth in Section 8.3.3 hereof.

“Right of First Offer Purchase Agreement” shall have the meaning set forth in Section 8.3.2 hereof.

“Sale Request Notice” shall have the meaning set forth in Section 8.5.1 hereof.

“Sales Price” shall have the meaning set forth in Section 8.5.1 hereof.

“Securities Act” shall have the meaning set forth in Section 11.10 hereof.

“Seller” shall collectively mean the sellers of the Properties under the Purchase Agreement.

“Selling Member Assignee” shall have the meaning set forth in Section 8.3.2 hereof.

“Special Major Decisions” shall mean the Major Decisions set forth in Sections 3.3.2, 3.3.4, 3.3.12, 3.3.13 and 3.3.18 hereof.

“Subject Properties” shall have the meaning set forth in Section 8.5 hereof.

“Substitute Member” shall have the meaning set forth in Section 8.7 hereof.

“Subtier Entities” shall collectively mean Property Owner, Mezz A Borrower, Mezz B Borrower and Holding Company.

“Suretyship Parties” shall have the meaning set forth in Section 8.4.7 hereof.

“Suretyship Parties Guaranties” shall have the meaning set forth in Section 8.4.7 hereof.

“Suretyship Parties Indemnified Losses” shall have the meaning set forth in Section 8.4.7 hereof.

“Tax Matters Partner” or “TMP” shall have the meaning set forth in Section 4.6 hereof.

“Transfer” shall have the meaning set forth in Section 8.2.1(a) hereof.

“U.S. Patriot Act” shall have the meaning set forth in Section 11.15 hereof.

“Waiting Period” shall have the meaning set forth in Section 3.2.1 hereof

The rights and the liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act, such provisions of the Act will control.

2.	PRE-CLOSING OBLIGATIONS; MEMBERS; MEMBER INTERESTS; CAPITAL CONTRIBUTIONS

2.1 Pre-Closing Obligations

2.1.1 Pre-Closing Obligations and Financing Discussions

At all times prior to the Closing Manager Member shall provide or cause to be provided Investor Member with copies of all documentation and notices Manager Member or Original Purchaser receives from time to time from the Seller under the terms of the Purchase Agreement and from any other third party with respect to the Properties, including, without limitation all third party reports Manager Member may receive from time to time with respect to the Properties. In addition, Manager Member or Original Purchaser shall permit Investor Member to participate with Manager Member in all (a) inspections of the Properties, and all interviews with third parties (including tenants at the Properties), undertaken by Manager Member with respect to the Properties, and (b) discussions and negotiations with the Lender and its counsel regarding the Initial Loans.

2.1.2 Indemnity for Pre-Effective Date Breaches Under Purchase Agreement

Manager Member shall indemnify, defend, and hold harmless Investor Member and its employees, partners, subsidiaries, parents, affiliates, shareholders, officers, directors, attorneys, agents, and affiliates, and their predecessors, successors and assigns, from and against all liabilities, claims, losses, actions, damages, fines, costs, expenses, causes of action and demands (including, without limitation, reasonable attorneys’ fees and expenses and costs of investigation and litigation) incurred by or asserted against Investor Member or any of their respective affiliates (or any combination thereof) arising out of any breach by Manager Member of its obligations and/or agreements under the Purchase Agreement prior to the Effective Date.

2.2 Members; Membership Interests; Capital Contributions

2.2.1 Names and Interests of Members

As of the Effective Date, the Initial Contributions of the Members and their respective Percentage Interests are set forth on Exhibit A attached hereto. Exhibit A shall be updated from time to time to reflect the Initial Contributions and the Additional Contributions of the Members as of such time. The Members hereof shall be all of one class.

2.2.2 Initial Contributions

Concurrently with the execution of this Agreement by the Members, each of the Members has contributed to or for the benefit of the Company the following: (a) Manager Member has contributed to Property Owner Original Purchaser’s interest in the Purchase Agreement through Original Purchaser’s assignment of its rights in the Purchase Agreement to the Property Owner, including, without limitation, the Purchase Agreement Deposit, and (b) each Member has contributed to the Company the following amounts, net of any Initial Loans proceeds, necessary to pay (i) the balance of the purchase price for the Properties as provided in the Purchase Agreement, (ii) closing costs under the Purchase Agreement, (iii) Due Diligence Costs, and (iv) initial working capital for the Company (for use by the Property Owner) agreed to by the Members prior to the Closing so that, following such contributions, the total Capital Contributions of: (a) Investor Member shall be eighty percent (80%) of the Purchase Price Deposit and the foregoing items described in clauses (i) through (iv), inclusive, above, and (b) Manager Member shall be twenty percent (20%) of the Purchase Price Deposit and the foregoing items described in clauses (i) through (iv), inclusive, above. The total amount of Initial Contributions for the Members shall not exceed $106,871,667.55 in the aggregate.

2.2.3 Additional Contributions

If at any time after the Closing, Operating Expenses incurred, or expected to be incurred, for any period shall exceed the funds that the Property Owner has, or will have, available during such period, then subject to the approval of the Members, the Manager shall require (as directed by the Members) additional Capital Contributions (“Additional Operating Contributions”) from the Members in an aggregate amount sufficient to cover such shortfall. Additionally, if at any time, additional capital contributions are needed for Mandatory Reserves or Mandatory Capital Expenditures, the Manager shall require from time to time additional Capital Contributions (“Additional Capital Contributions” and, together with Additional Operating Contributions, “Additional Contributions”) from the Members in amounts necessary to fund such Mandatory Reserves and/or Mandatory Capital Expenditures. Each Member shall contribute to the Company that share of the Additional Contribution that is in proportion to the Member’s Percentage Interest. Each Member shall make its share of any Additional Contributions required hereunder by depositing the amount required into a designated bank account of the Company within fifteen (15) business days following the request by Manager, except that, notwithstanding anything stated to the contrary in this Section 2.2.3, no Member shall be obligated to fund Additional Contributions authorized under this Agreement more often than once during any calendar month. If any Member (referred to herein as a “Non-Contributing Member”) fails to contribute its share of an Additional Contribution within the time specified above, (1) notwithstanding anything stated to the contrary in this Agreement, such failure shall not constitute a default by such Member under this Agreement, and (2) the other Member (referred to herein as a “Contributing Member”) may obtain the return of its share of the Additional Contribution that it deposited in accordance with this section. If the Contributing Member does not elect to obtain the return of its share of the Additional Contribution pursuant to clause (2) of the previous sentence, the Contributing Member shall have the right (with no obligation to do so) to advance the Non-Contributing Member’s share of the Additional Contribution, which right shall be exercisable by (a) the delivery of written notice to the Manager within five (5) business days following the expiration of the time period during which the Non-Contributing Member was obligated to fund its share of the Additional Contribution and (b) designating in such written notice that Contributing Member has elected to make a loan (a “Default Capital Contribution Loan”) to the Non-Contributing Member in an amount equal to the portion of the Additional Contribution that the Non-Contributing Member failed to make, which Default Capital Contribution Loan shall accrue interest at the Default Capital Contribution Priority Return, shall be payable in accordance with the terms and provisions of Sections 7.1 and 7.2 hereof, shall be treated as an Additional Contribution by the Non-Contributing Member when made and shall be a recourse loan payable by the Non-Contributing Member to the Contributing Member.

2.2.4 No Withdrawal of Capital

Except as otherwise specifically provided herein, no Member shall have the right to withdraw all or any part of a Capital Contribution or to demand and receive property of the Company or any distribution in return for a Capital Contribution.

2.2.5 No Interest on Capital

Except as expressly provided in this Agreement, no Member shall be entitled to receive interest on its Capital Account or any contribution to Company capital.

2.2.6 Members as Creditors

In addition to Default Capital Contribution Loans made by the Contributing Member, upon approval by the Members, any Member may lend money to, and transact other business with, the Company and, subject to applicable law, has the same rights and obligations with respect thereto as a Person who is not a Member. Any such loan made by a Member and approved by the Members shall be a recourse loan payable by the Company to the Member making such loan and shall be payable upon the terms agreed to by the Members.

2.2.7 Certificates of Interests

If authorized by all of the Members, the Company shall issue certificates in such form and with such signatures as the Members may determine to evidence the Interests of the Members in the Company.

2.2.8 Limited Liability

Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, obligations and liabilities of the Company, and no Manager or Member of the Company (including any Person who formerly held such status) shall be liable or shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of such status. No individual trustee, officer, director, shareholder, member, constituent partner, employee or agent of any entity Member, in his or her individual capacity as such, shall have any personal liability for the performance of any obligation of such Member under this Agreement.

2.2.9 Capital Return; Deficit Capital Account

Any Member who has received the return of all or any part of such Member’s Capital Contribution pursuant to an authorized distribution shall have no liability to return such distribution to the Company, except to the extent, and on the terms and conditions, expressly provided by applicable law. A Member shall not be obligated to restore any deficit Capital Account balance, and any such Capital Account deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

2.2.10 Identification of Uses of Additional Capital Contributions

All capital calls by Manager for Additional Contributions shall specify the portion of such Additional Contributions that will be used for capital expenditures and the portion of such Additional Contributions that will be used for non-capital expenditures (as such determination is made in accordance with generally accepted accounting principles consistently applied).

3.	MANAGEMENT AND CONTROL OF BUSINESS

3.1 Management Vested in Manager; Personal Services; Employees

3.1.1 Management of Company. Management of the Company shall be vested in the Manager, who, subject to the availability of Company funds and any applicable limitations set forth in this Agreement or the Loan Documents, including, without limitation, the restrictions set forth in Section 3.3 below, shall direct, manage and control the day to day business of the Company in its good faith discretion, in accordance with all policies and procedures established by the Members and the other terms of this Agreement. The Manager shall have no authority to undertake any activity or incur any expense or make any expenditure with respect to the Properties to the extent the same is not either specifically authorized by the Members or is not included within the scope of any Approved Annual Budget for the Properties, is not consistent with the operational parameters set forth in the Business Plan or which is not otherwise authorized by this Agreement; provided, however, that the Manager may make emergency expenditures (not to exceed $100,000 in the aggregate during any twelve (12) month period, except that such limit shall not apply to emergency expenditures that, if not made, could result in injury to one or more individuals), not otherwise prohibited by this Agreement and not prohibited by the Loan Documents) to preserve and protect the business and assets of the Company, the Subtier Entities, and the Properties, when deemed reasonably necessary in the

Manager’s good faith judgment. In addition, the Manager may, subject to any limitations set forth in the Loan Documents, incur costs incurred for any particular Approved Annual Budget expense line item up to ten percent (10%) higher than the amount set forth for such line item in its good faith judgment without Members approval; provided that total aggregate costs incurred annually during any Fiscal Year shall not exceed five percent (5%) of the Approved Annual Budget for such Fiscal Year, unless the same is approved by the Members and permitted by the Loan Documents. The Manager shall, subject to the availability of necessary Company funds and Property Owner funds and Member approval (where required) take all actions that may be necessary or appropriate from time to time (a) for the continuation of the Company’s and Subtier Entities’ valid existence as limited liability companies under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company and Subtier Entities to conduct the business in which they are engaged, (b) to comply with the provisions of the Purchase Agreement and to cause the Property Owner to purchase the Properties in accordance with the terms and conditions of the Purchase Agreement, subject to the provisions of this Agreement, and (c) for the accomplishment of the Company’s and Subtier Entities purposes, including the maintenance, preservation, and operation of the Properties in accordance with the provisions of this Agreement and applicable laws and regulations including, without limitation, operating the Properties in a manner consistent with the Approved Annual Budget (subject to the permitted variances set forth above in this Section 3.1.1) and the Business Plan and insuring that the Borrower’s comply with all of the terms and covenants contained in the Loan Documents, including without limitation, any special purpose or bankruptcy remote provisions thereof. Promptly following the acquisition of the Properties by the Property Owner, Manager shall cause the Company, the Subtier Entities and the Members to be added as additional insureds to the Property Owner’s liability insurance policies maintained from time to time as required by the provisions of Section 4.10 hereof. Within three (3) business days following Investor Member’s written request to Manager, Manager shall cause Mezz A Borrower to request a disbursement from the REIT Distribution Account (as such term is defined in the Initial Loan Documents) so that the Company has sufficient Distributable Cash to disburse to Investor Member funds to cover any Permitted REIT Distributions under Section 7.1.1 herein or Section 7.2.1 herein, as applicable.

3.1.2 Personal Services. The Manager may resign upon thirty (30) days prior written notice to all of the Members. Upon the resignation of the Manager as the manager of the Company, Investor Member shall have the right to replace itself as the Manager or such other Person as Investor Member shall determine (in Investor Member’s sole and absolute discretion).

3.1.3 Employees. As provided in Section 3.3.15 of this Agreement, neither the Company nor any of the Subtier Entities shall have any employees. All Property employees shall be hired by the Property Manager or Manager Member and shall be the responsibility of the (a) Property Manager under the terms of the Property Management Agreement entered into by and between the Property Owner and the Property Manager, or (b) the Manager Member, as applicable.

3.2 Members

3.2.1 Each Member shall select a representative (“Representative”) to represent it in connection with all decisions, approvals, consents and determinations required of the

Members under this Agreement from time to time. The individual Representative of each Member may, from time to time, be replaced by such Member by written notice to the other Member. Each Representative shall be free to represent the views and positions of the Member whom he or she represents. Manager Member has selected Jonathan Epstein as it’s Representative, and Investor Member has selected Charles J. Schreiber as its Representative. Notwithstanding anything stated to the contrary in this Section 3.2.1 or elsewhere in this Agreement, the granting or withholding of any consent or approval relating to a Major Decision must be confirmed by the Members in writing (a “Major Decision Confirmation”), within five (5) business days following a request for approval by the Manager or either Member, which Major Decision Confirmation may be executed by any person (whom need not be the Representative) purporting to have authority on behalf of the Member for whom such consent or approval is being obtained and the other Member shall have the right to rely on the purported authority of the person signing such Major Decision Confirmation. The failure to respond to a request for approval by the Manager or either Member within such five (5) business day period shall be deemed disapproval of such request. If the request for approval of any Major Decision is disapproved (or deemed disapproved) by any Member then either Member may, within three (3) business days following such disapproval (or deemed disapproval) request a meeting (an “Impasse Meeting”) of the Members to attempt to resolve the issue(s) giving rise to the disapproval of such Major Decision; provided, however, the failure of the Members to meet or to resolve the issue(s) giving rise to the disapproval of such Major Decision shall not change the fact that such Major Decision was disapproved or give rise to any liability on the part of any Member or impair the ability of either Member to declare an Impasse. Notwithstanding the foregoing or anything stated to the contrary in this Agreement, no Member shall be entitled to send a Buy/Sell Notice arising out of an Impasse until the earlier of (i) ten (10) calendar days following the request for an Impasse Meeting, or (ii) the actual occurrence of an Impasse Meeting.

3.2.2 Any act approved by the Representatives shall be deemed “Approved by the Members” as herein provided. The Representatives shall meet from time to time as determined by Manager. Unless otherwise Approved by the Members, all meetings of the Representatives shall be held in the Los Angeles Area or such other areas upon which the Representatives shall mutually agree from time to time. The Representatives may also hold meetings by telephone (in lieu of any meeting in person) and, subject to the provisions of Section 3.2.1 with respect to Major Decisions, may make decisions by written consent (including by email) of the Representatives absent any meeting. The Members may have such other rules of procedure as they shall determine. A written record of all meetings of the Representatives and all decisions made by them shall be made by Manager Member’s Representative and kept in the records of the Company.

3.2.3 Notwithstanding anything stated to the contrary in this Agreement, unless expressly provided otherwise in this Agreement, any consent or approval required to be given by the Members under this Agreement, and any determination required to be made by the Members under this Agreement, may be given, withheld or made, as applicable, in each Member’s sole and absolute discretion.

3.3 Restrictions on Authority of Manager; Major Decisions

Notwithstanding anything herein to the contrary, Manager shall not have the authority to do, and covenants and agrees that it shall not do, any of the following acts on behalf of the Company (“Major Decisions”) without the written consent, as provided for above, of the Members:

3.3.1 Cause the Property Owner to acquire the Properties under the terms of the Purchase Agreement or cause the Property Owner to make any elections (including, without limitation, any election that obligates the Property Owner to acquire the Properties or that causes the Property Owner to lose the Purchase Agreement Deposit under the Purchase Agreement) under the Purchase Agreement.

3.3.2 Except for the Initial Loans obtained on the Approved Initial Loan Terms, obtain any loan on behalf of Property Owner or any of the Subtier Entities, amend or modify any existing Loan, finance, refinance or encumber the Properties or any of the member interests in any of the Subtier Entities or any portion thereof (or amend or modify the same) excluding, however, 30-day or similar financing on terms for materials, services and incidental expenses otherwise permitted under this Agreement;

3.3.3 Make any expenditure which, when added to all expenditures already made during the then current Fiscal Year and all expenditures expected to be made during the remainder of such Fiscal Year, would result in (a) aggregate expenditures being made during such Fiscal Year that exceed the expenditures set forth in the Approved Annual Budget for such Fiscal Year by more than five percent (5%), or (b) aggregate expenditures being made during such Fiscal Year that exceed the expenditures permitted for any line item set forth in the Approved Annual Budget by more than ten percent (10%).

3.3.4 Sell, restructure, transfer or otherwise dispose of the Properties or any portion thereof or any interest in any of the Subtier Entities, or enter into any contracts related to the sale, transfer or disposal of the Properties or any portion thereof or any interest in any of the Subtier Entities, except as otherwise expressly provided (including, without limitation, a sale of the Properties under Section 8.5 hereunder) in this Agreement;

3.3.5 Change the insurance program for the Property Owner or the Properties in a manner inconsistent with the Business Plan or inconsistent with the insurance requirements set forth in Section 4.10 hereof or alter or change the reporting, accounting and/or auditing systems and/or procedures for the Company, the Property Owner or any of the other Subtier Entities;

3.3.6 Undertake any legal actions (or permit any Subtier Entity to undertake), except for (a) minor contract actions, (b) actions expressly authorized in an Approved Business Plan, (c) actions covered by insurance, and (d) legal actions to enforce the terms of leases affecting the Properties (provided that anticipated legal fees to enforce the terms of any such lease shall not exceed $25,000 as to any such lease) with a potential exposure of less than $75,000 in the aggregate over any 12 month period;

3.3.7 Execute any contracts on behalf of the Company (or permit any Subtier Entity to execute any contracts), except as provided for in any Approved Annual Budget, or execute any contracts on behalf of the Company (or permit any Subtier Entity to execute any contracts) that are not terminable without cause on thirty (30) days notice or less;

3.3.8 Retain or dismiss on behalf of the Company, or any of the Subtier Entities, attorneys, accountants, real estate brokers, mortgage brokers, property managers, leasing agents, general contractors, architects or auditors, except that, notwithstanding anything stated to the contrary in this Section 3.3.8 or elsewhere in this Agreement, the Manager shall, upon the request of either Member, terminate a lawyer or law firm engaged by the Company or any of the Subtier Entities; the Members hereby approve of Orrick, Herrington & Sutcliffe or Goodwin & Procter as legal counsel for the Company and the Subtier Entities (with Investor Member having the right to hire its own legal counsel (as a Company cost) to oversee all legal work undertaken on behalf of the Company and the Subtier Entities) and the accountants, leasing agent and property manager specifically identified in this Agreement.

3.3.9 Conduct any act which would make it impossible to carry on the ordinary business of the Company or any of the Subtier Entities, enter into any confession of a judgment against the Company or any of the Subtier Entities, execute or deliver any general assignment of assets for the benefit of creditors of the Company or any of the Subtier Entities or file or consent to the filing of any proceeding under any state or federal bankruptcy or debtor relief statute, issue any securities or interests in the Company or any of the Subtier Entities; invest Company funds (or the funds of any Subtier Entities) in instruments other than money market accounts, time deposits, short term governmental obligations or commercial paper; acquire on behalf of the Company any real property other than the Properties; except as otherwise expressly permitted in this Agreement or as otherwise expressly permitted in any Approved Annual Budget or Business Plan, on behalf of the Company, enter into an agreement with a Member or its Affiliate;

3.3.10 Subject to the provisions of Section 8, sell or transfer Manager’s interest in the Company;

3.3.11 Except as otherwise approved by the Members or as otherwise provided in Section 2.2.3, require any additional Capital Contributions in excess of the Initial Contributions;

3.3.12 Permit Property Owner to enter into any new leases, or amend, modify or terminate any existing leases, for space in any of the Properties or, once the Approved Leasing Guidelines are adopted and approved by the Members, permit the Property Owner to enter into any new leases, or amend, modify or terminate any existing leases for space in the Properties (a) to tenants, on terms, other than those provided for in the Approved Leasing Guidelines, or (b) pursuant to a lease in a form substantially different from the Approved Lease Form or pursuant to a lease amendment substantially inconsistent with the Approved Lease Form;

3.3.13 Conduct any act, or permit the Subtier Entities to conduct any act, which is inconsistent with the Approved Annual Budget or the Business Plan or, adopt, amend or modify the Approved Annual Budget or the Business Plan or create any cash reserves, except as expressly provided in the Approved Annual Budget;

3.3.14 Except as otherwise expressly provided for in any Approved Annual Budget or in any lease approved by the Members or any lease complying with the Approved

Leasing Guidelines, undertake any construction on the Properties (including, without limitation, any tenant improvements), undertake, or permit any Subtier Entity to undertake, any environmental remediation on the Properties, demolish or cause to be demolished, or consent to the demolition of, any structures or improvements situated on the Properties, or modify the zoning, land use or any other governmental regulation of the Properties.

3.3.15 Employ any individuals as an employee of the Company or permit any Subtier Entity to employ any individuals (it being acknowledged that the Members intend that neither the Company nor the Subtier Entities shall have any employees);

3.3.16 Dispose of, or permit any of the Subtier Entities to dispose of, any casualty insurance proceeds or apply any condemnation award, including the settlement of any casualty insurance proceeds with an insurance company or the settlement of any condemnation award with any condemning authority;

3.3.17 Execute, or cause to be executed, any guaranty, indemnity or similar agreement on behalf of the Company or on behalf of any of the Subtier Entities, take any action, or permit the Subtier Entities to take any action, that violates the provisions of any Loan Documents, or issue, or permit the Subtier Entities to issue, any press release or other public statement concerning or pertaining to the Properties, the Company, or any Member;

3.3.18 Take any action or permit any of the Subtier Entities to take any action that results in a REIT Prohibited Transaction;

3.3.19 Take any action or permit any of the Subtier Entities to take any action that would reasonably be expected to have substantial or material effect upon the Company, the Subtier Entities, or the Properties, which is not already provided for above;

3.3.20 Adopt and approve the First Budget within the time period set forth in Section 4.1.1 hereof; or

3.3.21 Approve the First Business Plan within the time period set forth in Section 4.1.2 hereof.

All Major Decisions shall require the unanimous approval of the Members. Notwithstanding the foregoing, following the delivery of a Buy/Sell Notice by any Member, and after the Buy/Sell Purchase Agreement has been executed, the non-refundable cash deposit has been paid by the buying Member and the buying Member has no contingencies to complying with its obligations under the Buy/Sell Purchase Agreement (other than the performance of the other Member thereunder), the buying Member shall have the right to make all Buy/Sell Operating Decisions with respect to the Property that is affected by the Buy/Sell Notice if such notice arises out of a Property Impasse, and with respect to all the Properties if such notice arises our of a Portfolio Impasse, and the Manager shall implement all such Buy/Sell Operating Decisions made by the buying Member at the sole cost and expense of the buying Member (it being understood and agreed that the cost of all Buy/Sell Operating Decisions shall be solely born by the buying Member); provided, however, if the buying Member is Manager Member and the Buy/Sell Notice was initiated as the result of an Event of Default, Manager Member shall not have the right to make any such Buy/Sell Operating Decisions, except as otherwise expressly provided in this Agreement.

3.4 Liability for Certain Acts

Manager shall perform its duties in good faith and in such a manner as the Manager reasonably believes to be in the best interests of the Company and the Subtier Entities. Except as expressly provided below in this Section 3.4, Manager, in so performing its duties, shall not have any personal liability for any obligation of the Company or any of the Subtier Entities by reason of being or having been a Manager of the Company. Neither the Manager nor the Company in any way guarantees the return of the Capital Contributions or a profit for the Members from the operations of the Company and the Subtier Entities. No Manager shall be personally liable to the Company, the Subtier Entities or to any Member for any loss or damage sustained by the Company, the Subtier Entities or any Member, unless the loss or damage shall have been the result of such Manager’s fraud, gross negligence or willful misconduct.

3.5 Manager and Members Have No Exclusive Duty to Company

Manager shall not be required to manage the Company as its sole and exclusive function, and Manager may have other business interests and may engage in other activities in addition to those relating to the Company and neither the Company nor any Member shall have any right by virtue of this Agreement to any income or profit derived therefrom. Manager shall not be required to devote all of its business time to the Company, but shall devote such time to the Company as Manager may deem appropriate. Each Member acknowledges that each other Member has business interests and investments other than its Interest in the Company and agrees that neither the Company nor any Member shall have any right by virtue of this Agreement to any income or profit derived from any such other business interest or investment and that Members may engage in other activities in addition to those relating to the Company.

3.6 Bank Accounts

After approval by the Members, Manager may from time to time open bank accounts (“Operating Accounts”) in the name of the Company and each of the Subtier Entities, and shall designate (with the approval of the Members) which individuals (or combinations thereof) shall have signature authority over such accounts. Except as otherwise provided by the Members from time to time, Manager shall have authority itself to write checks (or authorize wire transfers of funds) on an Operating Account. Funds on deposit in any Operating Account from time to time shall not be commingled with other funds of the Manager or any Member.

3.7 Indemnification of Manager and Members; Indemnification of Company and Investor Member

3.7.1 The Company, its receiver and/or its trustee shall indemnify, defend, save harmless and pay all judgments and claims against the Manager, Members, and their Affiliates, and each of the officers, directors, members, managers, constituent partners, employees, attorneys, accountants and agents of any such parties (individually and collectively, the “Indemnified Party” and the “Indemnified Parties”) from any and all claims, losses, costs, damages, liabilities and expenses of any kind whatsoever, including, without limitation, actual attorneys’ fees and court costs (which shall be paid as incurred) and liabilities under state and federal securities laws (to the extent permitted by law) that may be made or imposed upon or incurred by any Indemnified Party by reason of any act performed (or omitted to be performed) for or on behalf of the Company or on behalf of the Subtier Entities, or in furtherance of or in connection with the Company business or the business of the Subtier Entities, except (a) for those acts performed or omitted to be performed by the party seeking indemnification hereunder which constitute fraud, willful misconduct or gross negligence, and (b) Guarantor shall not be entitled to indemnification from the Company hereunder with respect to Guarantor’s obligations under the Guaranty Documents to the extent the claims, losses, costs, damages, liabilities or expenses for which Guarantor is seeking indemnification arises from Guarantor’s or Manager’s (while Manager Member is the Manager) action or inaction (unless any such action was approved by the Members or any such inaction arose from the failure of the Manager to have authority to take a required action or there are not sufficient Company funds available to take a required action), (c) except as otherwise expressly provided in Section 8.4.7 hereof, Suretyship Parties shall not be entitled to indemnification from the Company hereunder with respect to their respective obligations under any Suretyship Parties Guaranties to the extent the claims, losses, costs, damages, liabilities or expenses for which Suretyship Parties are seeking indemnification arises from any Suretyship Parties’ or Manager’s (while Manager Member is the Manager) action or inaction (unless any action was approved by the Members or any such inaction arose from the failure of the Manager to have authority to take a required action or there are not sufficient Company funds or Subtier Entity funds available to take a required action) and (d) Manager Member shall not be entitled to indemnification from the Company hereunder with respect to its relationship or obligations (or the relationship or obligations of its Affiliates) with any employee of Manager Member.

3.7.2 In the event of any action by a Member against any of the Indemnified Parties, including a derivative suit, the Company shall indemnify, defend, save harmless and pay all expenditures of the Indemnified Parties, including actual attorneys’ fees incurred in the defense of such action, if the person or entity so entitled to the indemnification is successful in such action.

3.7.3 None of the Indemnified Parties shall be liable to the Members or to the Company for any loss resulting from errors made by any of the Indemnified Parties in good faith or from such acts or omissions, whether or not disclosed, unless such acts or omissions constitute fraud, willful misconduct or gross negligence by the Indemnified Parties in question.

3.7.4 The Company’s obligations to indemnify, defend and hold harmless under this Section 3.7 shall not obligate, or impose personal liability on, any of the Members or any of their respective directors, shareholders, members, constituent partners, officers, employees, attorneys, accountants or agents.

3.7.5 Notwithstanding anything contained in this Section 3.7 or elsewhere in this Agreement, the Investor Member shall not be entitled to any indemnity or reimbursement on account of REIT Expenses incurred by the Investor Member and the Investor Member shall promptly reimburse the Company, the Manager or any other Member for any REIT Expenses incurred by any of such parties. No sums paid by the Investor Member on account of REIT Expenses, whether directly or by way of reimbursement to any other party, shall be counted as a Capital Contribution hereunder.

3.8 Right of Third Parties to Rely on the Manager

Except as expressly provided below in this Section 3.8, any Person (including, without limitation, any bank in which Company funds or Subtier Entity funds are deposited and any Lender) dealing with the Company or any Subtier Entity may rely (without duty of further inquiry) upon a certificate signed by the Manager in good faith as to:

3.8.1 The identity of the Manager;

3.8.2 The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Manager or which are in any other manner germane to the affairs of the Company or the affairs of a Subtier Entity;

3.8.3 The persons who are authorized to execute and deliver any instrument or document or to withdraw funds from any Company bank account or any Subtier Entity bank account; or

3.8.4 Any act or failure to act by the Company or any Subtier Entity or any other matter whatsoever involving the Company, a Subtier Entity or the Manager.

Notwithstanding anything stated to the contrary in this Section 3.8 or elsewhere in this Agreement, any of the following documents or instruments to be executed by the Company or any Subtier Entity must be executed by the Manager and the Investor Member on behalf of the Company: (a) any documents or instruments relating to the transfer and/or encumbrance of all or any portion of the Properties; provided, however, that such restriction shall not apply to entering into leases for space in the Properties, (b) any contracts relating to any Property that (i) are not cancelable on thirty (30) days prior notice without cause and without payment of any termination fee, or (ii) are for amounts that exceed the applicable amounts set forth in the Approved Annual Budget, (c) any property management agreement, brokerage agreement, or leasing services agreement, and (d) any documents or instruments relating to the transfer or encumbrance of all or any portion of the member interests in any of the Subtier Entities.

3.9 Reimbursement of Expenses

Following the Closing, Manager shall be entitled to reimbursement from the Company of all expenses of the Company incurred and paid by Manager on behalf of the Company and the Subtier Entities to the extent provided for in any Approved Annual Budget; provided, however, that neither Manager nor its Affiliates shall be entitled to reimbursement for expenses incurred arising out of any leasing or Property management services provided by Manager or its Affiliates, except as otherwise expressly provided in Section 6.

3.10 Manager Compensation

Except as expressly provided in Section 6.4 hereof, Manager shall not be entitled to receive any fees for its services to the Company (or on behalf of the Subtier Entities) under this Agreement; provided, however, that the foregoing shall not apply to any fees payable to one or more Affiliates of the Manager that may serve as a Leasing Agent or the Property Manager for one ore more of the Properties to the extent permitted under the terms of this Agreement.

3.11 Officers

Manager shall be entitled to appoint such officers, with such titles and authority as the Manager shall from time to time determine. All such appointments, title and authority shall be first approved by the Members. Any officers so appointed shall hold office at the pleasure of the Manager and shall be entitled to exercise such powers as shall be delegated to them by the Manager.

3.12 General Exculpation

Notwithstanding anything to the contrary contained in this Agreement, no officer, director, shareholder, employee, agent, member or partner of any Member of the Company shall have any liability of any kind or nature under this Agreement, provided that the foregoing exculpation shall not insulate any Person from its obligation to return to the Company and/or the Subtier Entities funds of the Company and/or the Subtier Entities that are wrongfully or improperly taken from the Company and/or the Subtier Entities by such Person.

4.	PREPARATION OF ANNUAL BUDGET AND BUSINESS PLAN; ACCOUNTING AND RECORDS; INSURANCE

4.1 Annual Budget and Business Plan

4.1.1 Annual Budget.

(a) At least 60 days before the commencement of each Fiscal Year (or, with respect to the first budget (the “First Budget”) to be approved by the Members, within ninety (90) days after the Closing Date), the Manager shall prepare and submit to the Members for approval a budget (“Annual Budget”) for the operation of the Properties during the next Fiscal Year, including all capital expenditures, which Annual Budget shall substantially be in the form of the budget attached hereto as Exhibit H. The Annual Budget shall show, on a month-by-month basis, in reasonable detail, each line item of anticipated income and expense (on a cash basis) for the Properties in such form as shall be approved by the Members from time to time and, with respect to the Fiscal Year in which the Closing Date occurs, shall be prorated for the remaining term of the then current Fiscal year. All references in this Agreement hereinafter made to the “Approved Annual Budget” shall mean each Annual Budget approved by the Members. The Members inability to approve the First Budget within ninety (90) days after the Closing Date shall trigger a Portfolio Impasse, entitling any Member to send a Buy/Sell Notice.

(b) If the Members fails to reach agreement on any portion of an Annual Budget prior to the commencement of the Fiscal Year to which such budget relates, the

Properties shall be operated during such Fiscal Year (i) in accordance with such portions of the Annual Budget as to which agreement has been reached, (ii) at rates or levels of expenditures as are actually charged or incurred with respect to non-discretionary expenses such as real estate taxes, utility charges, insurance premiums and similar items beyond the reasonable control of the Company and (iii) with respect to those portions of the Annual Budget which are discretionary as to which agreement has not been reached, at rates or levels of expenditures comparable to those reflected in the Approved Annual Budget for the preceding year increased by the same percentage of increase as in the Consumer Price Index (All Urban Consumers (CPI-U), All Items, applicable to the metropolitan New York area (1982-84=100), as published by the U.S. Department of Labor, Bureau of Labor Statistics) from the first day of the last Fiscal Year for which an Annual Budget was approved to the last day of the Fiscal Year immediately preceding the Fiscal Year to which the Annual Budget in dispute relates. Notwithstanding the foregoing, if the Members is unable to reach agreement on any portion of the First Budget, then the Members shall be entitled to exercise their Buy/Sell rights under Section 8.4.

4.1.2 Business Plan.

Manager shall prepare, and the Members shall approve, no more than ninety (90) days following the Closing Date, a business plan (the “Business Plan”) for the Properties setting forth, among other things, annual operating projections for the Properties, investment objectives and strategies for the Properties, leverage limitations for Loans, the anticipated holding period for the Properties, the anticipated net effective rental rates for Properties leases and the occupancy rate for the Properties, leasing guidelines for leases entered into for the Properties, the establishment of reserves for the Properties, the designation of Property Managers and Leasing Agents for the Properties, and the maximum leasing commissions payable to Leasing Agents. Prior to January 1 and July 1 of each Fiscal Year, Manager shall prepare and submit to the Members for approval such updates to the Business Plan as may be reasonably necessary based upon the operation and maintenance of the Properties from time to time. At the request and direction of the Members, the Business Plan may be updated more often than as provided above. All references in this Agreement to the Business Plan shall be deemed to be a reference to the Business Plan, as the same may be amended or updated from time to time with the approval of the Members. The Manager’s failure to prepare, and/or the Members failure to approve the Business Plan within ninety (90) days following the Closing Date shall trigger a Portfolio Impasse, entitling any Member to send a Buy/Sell Notice, except that the Manager Member may not trigger a Portfolio Impasse for failure to timely prepare and submit to the Members the Business Plan for approval.

4.2 Intentionally Omitted.

4.3 Access to Accounting and Other Records

All books and records of the Company and the Subtier Entities shall be maintained at the Company’s principal place of business, and each Member, and the Member’s duly authorized representatives, shall have access to them at such office of the Company and the right to inspect, audit and copy them at all times for any purpose. In addition to the other rights provided by this Agreement or by the Act, each Member shall specifically have the right, upon written demand, and at the Company’s expense:

4.3.1 to obtain copies of the most recent annual, quarterly and/or monthly financial information required to be prepared pursuant to the provisions of Section 4.4 or elsewhere in this Agreement;

4.3.2 to obtain a copy of the Company’s and each Subtier Entities’ federal, state and local income tax returns for each Fiscal Year;

4.3.3 to obtain a copy of any report prepared by the Company or any Subtier Entity in the ordinary course of business;

4.3.4 to obtain a copy of this Agreement and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement and all amendments thereto have been executed;

4.3.5 to obtain a copy of any report prepared for the Company or any Subtier Entity by any third-party property manager; and

4.3.6 other information regarding the affairs of the Company and the Subtier Entities as is just and reasonable.

The Manager shall use its best efforts to cause the Company to provide such documents to the requesting Member within a reasonable time following such request. If the foregoing information is not made available to a Member within ten (10) days following a Member’s written demand therefor, such Member shall have the right to obtain copies of the same directly from the Company’s accountants upon written demand for the same; the provisions of this Section 4.3. shall constitute the Company’s prior written authority to the Company’s accountants to make such Company information available to any Member that makes written request for the same. The Members acknowledge and agree that all such documents and financial information regarding the Properties, the Company and the Subtier Entities shall be kept confidential and shall not be disclosed to third parties except as may be required for tax and financial reporting purposes, as required to defend or prosecute litigation or as may otherwise be required by applicable law.

4.4 Monthly, Quarterly and Annual Reports

Manager shall (a) maintain the books and records of the Company and the Subtier Entities using Intuit Real Estate Solutions (formerly known as “MRI”) software (or other software that may be approved by Investor Member from time to time in its sole discretion) and in a manner (and at Investor Member’s cost) that complies with Sarbanes Oxley, (b) prepare and distribute to the Members monthly financial statements to be prepared on a both a cash and accrual, U.S. GAAP basis of accounting that cover the period (the “Reporting Period”) commencing on the 21st day of each calendar month through the 20th day of the next succeeding calendar month, which (1) cash basis financial statements shall be distributed on the 25th day of each calendar month for the most current Reporting Period and shall be in the form of the monthly financial statement attached hereto as Exhibit D, and which (2) accrual U.S. GAAP basis financial statements shall be distributed on the first (1st) business day following the end of the calendar month in the form of the monthly accrual, U.S. GAAP monthly financial statement attached hereto as Exhibit D, and ( c ) prepare and distribute to the Members annual audited financial statements to be performed by Ernst & Young, L.P. within sixty (60) days following the end of the Company’s and the Subtier Entities’ Fiscal Year. Manager shall retain, at the Company’s expense, Ernst & Young, L.P. to prepare annual tax returns within ninety (90) days following the end of the Company’s and the Subtier Entities’ Fiscal Year and provide to the Members copies of all financial statements and reports required to be provided under this Agreement. Ernst & Young has been approved by the Members as the accountant for the Company and the Subtier Entities.

4.5 Tax Information

Manager shall cause to be prepared and filed (but no filing shall be made until the Investor Member has approved in writing such tax returns, which approval shall not be unreasonably withheld) all necessary federal and state income tax returns for the Company and the Subtier Entities, including making the elections described in this Section 4.5. Each Member shall furnish to the Manager all pertinent information in its possession relating to Company and Subtier Entity operations that is necessary to enable such income tax returns to be prepared and filed. On or before December 15th of each year, the Manager shall prepare and deliver a written statement of projected taxable income of the Company and of the Members to the Members for the current year. On or before March 1st of each year, the Manager shall prepare draft tax returns of all necessary federal and state income tax returns for the Company and the Subtier Entities for the prior year and deliver the same to the Members for the Members’ review and approval as contemplated in this Section 4.5.

The following elections shall be made on the appropriate returns of the Company: (i) to adopt the calendar year as the Company’s fiscal year; (ii) to adopt the accrual method of accounting and to keep the Company’s books and records on the accounting method used for income-tax reporting; (iii) if there is a distribution of Company property as described in Section 734 of the Code or if there is a transfer of a Company interest as described in Section 743 of the Code, upon written request of Investor Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties; and (iv) to elect to amortize the organizational expenses of the Company ratably over a period of 180 months as permitted by Section 709(b) of the Code.

No election shall be made by the Company or any Member to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state laws.

4.6 Tax Matters Partner

Manager shall act as the “Tax Matters Partner” (“TMP”) within the meaning of Section 6231(a)(7) of the Code for federal income tax purposes. In this regard, Manager as TMP shall (a) provide the Internal Revenue Service with the information required to provide the notices contemplated in Section 6223(a) of the Code, and (b) keep the Members informed of all material information pertaining to all administrative and judicial proceedings involving taxes and provide timely notice of all administrative adjustments with respect thereto. The Members agree to perform all acts necessary under Section 6231 of the Code and the Treasury Regulations thereunder to designate Manager as the TMP. With respect to state and local tax matters, the TMP shall have the authority, subject to approval of the Members, to act, elect, report and exercise its good faith discretion with respect to Company and Subtier Entities tax matters.

4.7 Tax Returns

Manager, at the expense of the Company, shall cause the preparation and timely filing of all tax returns required to be filed by the Company and the Subtier Entities pursuant to the Code as well as all other required state and local tax returns in each jurisdiction in which the Subtier Entities own Properties or are doing business. If Manager shall fail to arrange for the preparation of all required state and federal income tax returns by March 15th of each calendar year, any Member, upon written notice to Manager, shall have the right to arrange for the preparation and filing of the same at the sole cost and expense of the Company.

4.8 No Partnership under Federal Bankruptcy Code

It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code. The classification of the Company as a partnership shall apply only for federal (and, as appropriate, state and local) income tax purposes. This characterization, solely for tax purposes, does not create or imply a general partnership between the Members for state law or any other purpose. Instead, the Members acknowledge the status of the Company as a limited liability company formed under the Act.

4.9 Notices Regarding Properties

Manager shall use its best efforts to promptly provide the Members with copies of any of the following it receives from time to time with respect to the Properties: (a) papers served upon the Company, any Subtier Entity or Manager regarding any litigation or threatened litigation (including, without limitation, personal injury suits) regarding the Properties or the operation of the Properties, (b) any notices of condemnation or threatened condemnation affecting the Properties, (c) any written notice received from any governmental or quasi governmental agency regarding violations or alleged violations of the Properties with respect to any local, state or federal laws, statutes or ordinances, and (d) any notices of default received from any Lender from time to time under the Loan Documents.

4.10 Insurance

Manager shall procure and maintain in effect, for the benefit and at the expense of the Company as an insured, commercial general liability and full replacement cost Properties damage insurance for the Properties in such amounts, on such terms, and with such other coverages as are reflected in the insurance guidelines set forth in Exhibit E attached hereto and made a part hereof. Manager shall provide the Members with certificates of insurance upon each issuance, renewal, or change in insurance policies for the Properties. Any such policies may be blanket policies issued in conjunction with other properties owned by the Company. The insurance coverages maintained by the Manager on behalf of the Company, the Subtier Entities and the Properties, and the provider of such insurance, shall be reviewed annually by the Investor Member and shall be subject to its approval.

5.	ALLOCATION OF NET PROFITS AND NET LOSSES

5.1 Net Losses

Net Losses of the Company for each Fiscal Year (or part thereof) shall be allocated to the Members at the end of such Fiscal Year (or part thereof) in the following order of priority:

5.1.1 First Tier Losses. First, to those Members with positive balances in their Capital Accounts in amounts equal to their respective Capital Account balances at the end of such Fiscal Year (or part thereof); provided, however, if the amount of Net Losses to be allocated is less than the sum of the Capital Account balances of all of the Members having positive Capital Account balances then such Net Losses shall be allocated to the Members in such proportions and in such amounts as would result in the Capital Account balance of each Member equaling, as nearly as possible, such Member’s share of the then Company Capital determined by calculating the amount each Member would receive if an amount equal to the Company Capital were distributed to the Members in accordance with the provisions of Section 7.1 or 7.2, as applicable; and

5.1.2 Second Tier Losses. Thereafter, to the Members in proportion to their respective Percentage Interests.

If there are insufficient Net Losses to be allocated in a Fiscal Year (or part thereof) in order to cause the Capital Account balance of each Member to equal such Member’s share of the then Company Capital under Section 5.1.1, then items of gross income and gross deduction for such Fiscal Year (or part thereof) shall be allocated to the Members in order to cause the Capital Account balance of each Member at the end of such Fiscal Year (or part thereof) to equal such Member’s share of the then Company Capital determined by calculating the amount each Member would receive if an amount equal to the Company Capital were distributed to the Members in accordance with the provisions of Sections 7.1 or 7.2, as applicable.

5.2 Net Profits

Net Profits of the Company for each Fiscal Year (or part thereof) shall be allocated to the Members at the end of such Fiscal Year (or part thereof) in the following order of priority:

5.2.1 First Tier Profits. First, to the Members in proportion to, and to the extent of, the negative balance, if any, standing in each such Member’s Capital Account at the end of such Fiscal Year (or part thereof); and

5.2.2 Second Tier Profits. Thereafter, to the Members in such proportions and in such amounts, as would result, as closely as possible, in the Capital Account balance of each Member at the end of such Fiscal Year (or part thereof) equaling, as nearly as possible, such Member’s share of the then Company Capital determined by calculating the amount each Member would receive if an amount equal to the Company Capital were distributed to the Members in accordance with the provisions of Sections 7.1 or 7.2, as applicable.

If there are insufficient Net Profits to be allocated in a Fiscal Year (or part thereof) in order to cause the Capital Account balance of each Member to equal such Member’s share of the then Company Capital under Section 5.2.2, then items of gross income and gross deduction for such Fiscal Year (or part thereof) shall be allocated to the Members in order to cause the Capital Account balance of each Member at the end of such Fiscal Year (or part thereof) to equal such Member’s share of the then Company Capital determined by calculating the amount each Member would receive if an amount equal to the Company Capital were distributed to the Members in accordance with the provisions of Sections 7.1 or 7.2, as applicable.

5.3 Special Allocations

Notwithstanding any other provisions of this Agreement, no Net Losses or item of expense, loss or deduction shall be allocated to any Member to the extent such an allocation would cause or increase a deficit balance standing in such Member’s Adjusted Capital Account and any such Net Losses shall instead be allocated to the Members in proportion to their respective “interests” in the Company as determined in accordance with Treasury Regulation Section 1.704-1(b). In addition, items of income and gain shall be specially allocated to the Members in accordance with and to the extent required by the qualified income offset provisions set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(d). Notwithstanding any other provision in this Article 5, (a) any and all “Company nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(b)(1)) of the Company for any Fiscal Year or other period shall be allocated to the Members in proportion to their respective Percentage Interests; (b) any and all “partner nonrecourse deductions” (as such term is defined in Treasury Regulation Section 1.704-2(i)(2)) attributable to any “partner nonrecourse debt” (as such term is defined in Treasury Section 1.704-2(b)(4)) shall be allocated to the Member that bears the “economic risk of loss” (as determined under Treasury Regulation Section 1.752-2) for such “partner nonrecourse debt” in accordance with Treasury Regulation Section 1.704-2(i)(1); (c) each Member shall be specially allocated items of Company income and gain in accordance with the Company minimum gain chargeback requirements set forth in Treasury Regulation Sections 1.704-2(f) and 1.704-2(g); and (iv) each Member with a share of the minimum gain attributable to any “partner nonrecourse debt” shall be specially allocated items of Company income and gain in accordance with the partner minimum gain chargeback requirements of Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(i)(5). For purposes of determining the Member’s respective shares of the Company’s “excess nonrecourse liabilities” pursuant to Code Section 752 and Treasury Regulation Section 1.752-3(a)(3), each Member’s Interest in Company profits shall be deemed to be equal to such Member’s Percentage Interest.

5.4 Curative Allocations

The allocations set forth in Section 5.3 (“Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.4. Therefore, notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), the Manager is hereby authorized to make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement, and all Company items were allocated pursuant to Sections 5.1 and 5.2. In exercising its discretion under this Section 5.4, the Manager shall take into account future Regulatory Allocations under Section 5.3 which, although not yet made, are likely to offset other Regulatory Allocations previously made under the provisions of Section 5.3.

5.5 Differing Tax Basis; Tax Allocation

The Manager shall cause depreciation and/or cost recovery deductions and gain or loss with respect to each item of property treated as contributed to the capital of the Company to be allocated among the Members for federal income tax purposes in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. The Manager shall not select any deprecation method with respect to any contributed property without the written consent of the Investor Member.

5.6 Interpretation of Allocations

The Members intend (a) that the allocation provisions contained in this Article 5 and elsewhere in this Agreement be interpreted so that the final Capital Account balances of the Members are equal to the distributions to be made pursuant to Section 7.1 or Section 7.2, as applicable, after reflecting any minimum gain and partner nonrecourse debt minimum gain, and (b) that the allocation provisions contained in this Article 5 and elsewhere in this Agreement be applied and amended by the Tax Matters Partner, if and to the extent necessary to produce such result even if any such application or amendment requires (i) first, special allocations of gross income and/or gross deductions for the current Fiscal Year (or if necessary, any other period), and (ii) second, if necessary, the amendment of prior tax returns for the Company. This Section 5.6 shall control notwithstanding any reallocation of income, loss or items thereof by the Internal Revenue Service or any other taxing authority.

6.	PROPERTY MANAGEMENT AND LEASING SERVICES; ASSET MANAGEMENT SERVICES; ACQUISITION FEE; DISPOSITION FEE; AND ASSET MANAGEMENT FEE

6.1 Property Management. The Manager shall be entitled to retain, on behalf of the Property Owner the Property Managers for property management services in accordance with, and subject to, property management agreements substantially in the form of the Property Management Agreement Form. The property management fees payable to the Property Managers with respect to the Properties shall not, except as otherwise approved by the Members, exceed 3% of the current month “gross monthly rental collections” (as customarily defined) generated from the Properties and shall be payable monthly in arrears. Any management agreement entered into by Manager on behalf of the Property Owner must grant the Property Owner the right to cancel the same upon (a) 30 days’ written notice for any reason or for no reason whatsoever, and (b) written notice for cause or following removal of Manager Member as the Manager; provided, however, notwithstanding the foregoing, with respect to the property management agreements entered into by the Property Owner concurrently with the Closing with the Sellers and/or affiliates of the Sellers (as, and to the extent, required by the terms of the Purchase Agreement), such property management agreements shall not be required to satisfy the foregoing requirements set forth in clauses (a) and (b) above to the extent satisfaction of such requirements would be inconsistent with the obligations of the purchaser under the Purchase Agreement with respect to such property management agreement.

6.2 Leasing Services. The Manager shall be entitled to retain, on behalf of the Property Owner, the Leasing Agents for leasing services in accordance with, and subject to, a leasing services agreement substantially in the form of the Leasing Services Agreement Form. The leasing commissions payable to the Leasing Agents with respect to the Properties shall not, except as otherwise approved by the Members, exceed the amounts set forth in Exhibit G attached hereto and made a part hereof. Any leasing services agreement entered into by Manager on behalf of the Property Owner must grant the Property Owner the right to cancel the same upon (a) 30 days’ written notice for any reason or for no reason whatsoever, and (b) upon written notice for cause or following removal of Manager Member as the Manager.

6.3 Asset Management Services. The Manager shall perform, subject to the requisite approval of the Members, certain asset management services (“Asset Management Services”) for the benefit of the Company and the Property Owner, which shall consist of the duties set forth below in this Section 6.3 and as provided elsewhere in this Agreement. At any time that Investor Member is the Manager, Investor Member shall not be obligated to perform the services described in this Section but shall contract with a third party for such services. The Manager shall perform the following:

6.3.1 Supervise the operation of the Properties and use commercially reasonable efforts to meet the Approved Annual Budget of the Company and, unless otherwise expressly approved by the Members, take all commercially reasonable actions as the Manager that may be required from time to time in accordance with the terms of this Agreement to cause the Borrower’s to comply with all of the terms and conditions set forth in the Loan Documents.

6.3.2 Retain the Property Managers and Leasing Agents subject to Investor Member’s approval of the same and supervise the performance of such Parties.

6.3.3 Maintain the books and records of the Company and the Subtier Entities and prepare and distribute to the Members the financial statements provided for in Section 4.4 hereof.

6.3.4 Hire and retain at the expense of the Manager and as employees of the Manager, and not as employees of the Company, any Subtier Entity or any Property, such personnel, if any, as may be required to properly perform the Manager’s functions hereunder at Manager’s own cost and expense. The compensation, retention and performance of employees hired by the Manager at its own expense shall be controlled exclusively by the Manager, and the Manager shall be responsible for complying with all laws and regulations affecting such employment, including the provision of any benefits or compensation required by statute or contract. Subject to the approval of the Members, the foregoing shall not limit Manager’s right to retain architects, engineers, lawyers, brokers, property managers, accountants and other third parties to provide consulting and professional services to the Company at the Company’s expense.

6.4 Acquisition Fee; Disposition Fee and Asset Management Fees. Manager shall be entitled to the following fees and compensation:

6.4.1 Acquisition Fee. Concurrently with the Closing, the Company shall pay Manager an acquisition fee (the “Acquisition Fee”) in an amount equal to .75% of the purchase price of the Properties under the Purchase Agreement.

6.4.2 Disposition Fee. Upon the consummation of a sale or other disposition of any Property (but excluding any sale or disposition of any Property arising from the “Buy/Sale” provisions of Section 8.4 herein), Manager shall receive a disposition fee (the “Disposition Fee”) equal to .5% of the net sales price of such Property to the extent Investor Member has earned (after taking into account payment of such Disposition Fee for such Property and after taking into account any Additional Asset Management Fee payable in connection with such sale or other disposition, but only to the extent such Additional Asset Management Fee is attributable to the Gross Monthly Rental Collections from such Property) an IRR of no less than ten percent (10%) on such Property based upon the Allocated Purchase Price of such Property.

6.4.3 Asset Management Fees.

(a) Base Asset Management Fee. No later than the tenth (10th) day of each calendar month the Company shall pay Manager an asset management fee (the “Base Asset Management Fee”) equal to .25% (which percentage shall increase to 1% commencing on August 1, 2009, and continuing thereafter) of the prior month’s gross monthly rental collections generated from all Properties, including, but not limited to, rents of all types and all other charges, payments and reimbursements due from any tenants, licensees, concessionaires or other occupants or users of any space in the Properties, but expressly excluding (a) fire loss or other insurance proceeds, capital improvements, remodeling and tenant change costs (including any overhead factor payable by tenants), (b) security deposits, except for the portion applied to past due rent, (c) prepaid rents except for the portion applied to the then current month, (d) sums collected or paid for sales, excise or use taxes, (e) revenues from parking, or (f) any amount paid for, or in connection with, the termination of leases or other agreements with tenants, except for terminations which the Company has requested Manager to negotiate (with such gross monthly collections, excluding the amounts referenced in clauses (a), (b), (c), (d), (e) and (f) above being hereinafter referred to as “Gross Monthly Rental Collections”).

(b) Additional Asset Management Fee. No later than the tenth (10th) day of each calendar month commencing in September, 2007, and continuing through August, 2009, the Company shall, to the extent that Investor Member has earned a Monthly Net Yield for the prior calendar month equal to at least the Monthly Net Yield Threshold, the Manager shall be entitled to receive an additional asset management fee (the “Additional Asset Management Fee”) not to exceed .75% of the Gross Monthly Rental Collections for the prior calendar month to the extent, and only to the extent, there is Excess Distributable Cash available from the prior calendar month to pay such Additional Asset Management Fee. No Additional Asset Management Fee shall be payable for the period following July 31, 2009.

In addition to the foregoing, if, at the time of the sale, refinancing or other disposition of any Property, the Base Asset Management Fees and the Additional Asset Management Fees then received by Manager aggregate less than 1% of the Gross Monthly

Rental Collections for all previous calendar months (and to the extent that Manager has not lost the right to receive the Base Asset Management Fee for any of such previous calendar months pursuant to Section 9.2.2(b) below) (which shortfall is hereinafter referred to as the “Asset Management Fee Shortfall”), then, in connection with the sale, refinancing or other disposition of such Property, and provided that there is a “Net Gain on Sale or Refinancing” from such Property, Manager shall be entitled to receive from the net sales proceeds or net refinancing proceeds generated from the sale, refinancing or other disposition of such Property (but only to the extent of the Net Gain on Sale or Refinancing) an amount equal to the Asset Management Fee Shortfall.

For purposes hereof, (a) “Excess Distributable Cash” shall mean, in any calendar month, the amount, if any, by which Distributable Cash from the prior calendar month exceeds the amount of Distributable Cash needed from the prior month to enable Investor Member to earn a Monthly Net Yield for the prior calendar month equal to at least the Monthly Net Yield Threshold, (b) “Monthly Net Yield” shall mean, for any calendar month, a percentage calculated by determining the quotient of a fraction where (a) the numerator is equal to that portion of the Net Operating Income for the Properties allocated to Investor Member for such calendar month, plus any interest income earned on the REIT Distribution Account for such calendar month that is allocated to Investor Member, less the Base Asset Management Fee payable for such calendar month that is allocated to Investor Member, less all portfolio expenses (expressly excluding any REIT Expenses) incurred by Investor Member (including, without limitation, supplemental insurance costs, accounting costs, marketing costs, and legal fees relating specifically to this Agreement or to the investment by Investor Member in the Company) during such calendar month, less all debt service on the Loans allocated to Investor Member for such calendar month, and (b) the denominator is equal to the Initial Contributions (which, for purposes of calculating Monthly Net Yield, shall be deemed to include the total amount of the deferred loan origination fee in the amount of $1,127,500.00 payable under the Initial Loans regardless when payable) and Additional Contributions made by Investor Member as of such calendar month, less any Cash from Sale or Refinancing distributed to Investor Member to the extent treated as a return of capital to Investor Member, (c) “Monthly Net Yield Threshold” shall mean the product of 1/12, multiplied by 7.48%, and (d) “Net Gain on Sale or Refinancing” shall mean, (i) with respect to the sale or other disposition of a Property, the gross sales price for such Property, minus all ordinary and customary costs incurred in connection with the sale or disposition of such Property, minus all amounts applied in repayment of any Loans in connection with the sale or disposition of such Property, minus the Invested Capital for such Property, and (ii) with respect to the refinancing of any Property, the gross loan proceeds funded from such refinancing, minus all ordinary and customary costs incurred in connection with such refinancing, minus all amounts applied in repayment of any Loans from such refinancing.

7.	DISTRIBUTIONS OF CASH FROM OPERATIONS AND CASH FROM SALE OR REFINANCING

7.1 Distribution of Distributable Cash

Except as provided in Section 7.2 or as otherwise approved by the Members, Manager shall cause the Company to distribute or pay to the Members on a monthly basis the Distributable Cash in the following priority:

7.1.1 First, to Investor Member, an amount equal to that required to enable KBS to make any Permitted REIT Distributions;

7.1.2 Next, to Manager Member, until Manager Member has received distributions under this Section 7.1.2 in an amount sufficient to cause the following ratio to equal 20%; a ratio determined by taking (a) all amounts distributed to Manager Member under this Section 7.1.2 and Section 7.2.2 hereof, and dividing such amounts by (b) all amounts distributed to Investor Member under Sections 7.1.1 and 7.2.1 hereof, plus all amounts distributed to Manager Member under this Section 7.1.2 and under Section 7.2.2 hereof;

7.1.3 Next, to pay, pro rata, all accrued and unpaid interest owing on all outstanding Default Capital Contribution Loans;

7.1.4 Next, to pay, pro rata, all principal owing on all outstanding Default Capital Contribution Loans;

7.1.5 Next, to the Members, pro rata, in accordance with the then Adjusted Capital Contribution of each Member, until the amount distributed to each Member pursuant to this Section 7.1.5 equals the then Adjusted Capital Contribution of such Member;

7.1.6 Next, to the Members, in proportion to the respective Percentage Interest of each Member until each Member has received an IRR of eight percent (8%);

7.1.7 Next, twenty percent (20%) to the Manager Member, and eighty percent (80%) to the Members (including the Manager Member), in proportion to the respective Percentage Interest of each Member, until the Investor Member has received an IRR of ten percent (10%); and

7.1.8 Thereafter, thirty percent (30%) to the Manager Member, and seventy percent (70%) to the Members (including the Manager Member), in proportion to the respective Percentage Interest of each Member.

7.2 Distribution of Distributable Cash Upon an Event of Default or Replacement of Manager Member as the Manager

Anything in Section 7.1 to the contrary notwithstanding, in the event that a notice pursuant to Section 9.2.2(e) is delivered to the Manager Member, Manager Member is removed by Investor Member as the Manager under this Agreement, or Manager Member resigns as the Manager, the Manager shall cause the Company from and after the date of the delivery of such notice or the date Manager Member is removed as the Manager, or the date Manager Member resigns as the Manager, to distribute or pay to the Members on a monthly basis the Distributable Cash in the following priority:

7.2.1 First, to Investor Member, an amount equal to that required to enable KBS to make any Permitted REIT Distributions;

7.2.2 Next, to Manager Member, until Manager Member has received distributions under this Section 7.2.2 in an amount sufficient to cause the following ratio to equal

20%; a ratio determined by taking (a) all amounts distributed to Manager Member under this Section 7.2.2 and under Section 7.1.2 hereof, and dividing such amounts by (b) all amounts distributed to Investor Member under Sections 7.2.1 and Section 7.l.1 hereof, plus all amounts distributed to Manager Member under this Section 7.2.2 and under Section 7.1.2 hereof.

7.2.3 Next, to pay, pro rata, all accrued and unpaid interest owing on all outstanding Default Capital Contribution Loans;

7.2.4 Next, to pay, pro rata, all principal owing on all outstanding Default Capital Contribution Loans;

7.2.5 Next, to the Members, pro rata, in accordance with the then Adjusted Capital Contribution of each Member, until the amount distributed to each Member pursuant to this Section 7.2.5 equals the then Adjusted Capital Contribution of such Member; and

7.2.6 Thereafter, between the Manager Member and the Investor Member in accordance with their then respective Percentage Interests.

7.3 Withholding

Should any Member be subject to withholding pursuant to the Code, or any other provision of federal, state or local law, the Company shall withhold all amounts otherwise distributable to such Member as shall be required by law, and any amounts so withheld shall be deemed to have been distributed to such Member under this Agreement. If any sums are withheld pursuant to this provision, the Company shall remit the sums so withheld to and file the required forms with the Internal Revenue Service or other applicable government agency and, in the event of any claimed over-withholding, each Member shall be limited to an action against the Internal Revenue Service or other applicable government agency for refund and hereby waives any claim or right of action against the Company or the Manager on account of such withholding. Furthermore, if the amounts required to be withheld exceed the amounts which would otherwise have been distributed to such Member, such Member shall contribute any deficiency to the Company within ten (10) days of notice from the Manager. If such deficiency is not contributed within such time, any non-contributed amounts shall be considered a demand loan from the Company to such Member, with interest equal to the lesser of (a) the rate of interest publicly announced from time to time by Bank of America NT&SA at its main branch in San Francisco California, as its “Reference Rate” plus five percent (5%) per annum, or (b) the maximum rate of interest then permitted by applicable law, which interest shall be treated as an item of Company income, until discharged by such Member by repayment. Such demand loan shall be repaid, without prejudice to other remedies at law or in equity that the Company may have, out of distributions to which the debtor Member would otherwise be subsequently entitled under this Agreement.

8.	CHANGES IN MEMBERS

8.1 Involuntary Transfer of Interests: Dissolution, Withdrawal, or Bankruptcy of Member

The withdrawal, termination, Bankruptcy or dissolution of a Member, or the occurrence of any other event (other than an assignment of a Member’s Interest in the Company, which shall be subject to Sections 8.2, 8.7 and 8.8) which terminates the continued membership of a Member in the Company (a “Dissolution Event”) shall dissolve the Company unless the remaining Member approves the continuation of the business of the Company (“Continuation Approval”). If such Continuation Approval is given, then the Member whose actions or conduct results in the Dissolution Event (“Former Member”) shall cease to be a Member with an Interest in the Company as of the Dissolution Event, and such Former Member or such Former Member’s successor-in-interest shall have only its Economic Interest in the Company; provided that in the event that, excluding the Former Member, as of the Dissolution Event there shall be only one remaining Member, and either (a) more than one Member is required to permit the Continuation of the Company pursuant to applicable law, or (b) the remaining Member otherwise provides in its Continuation Approval that an Additional Member should be admitted to the Company, then the Continuation Approval shall only be effective following the admission of an additional Member to the Company pursuant to the provisions of this Agreement, which admission shall be deemed to be effective as of the Dissolution Event. A Former Member shall have no right to demand the return of its Capital Contributions or the balance of its Capital Account and shall have only such rights to distributions from the Company as are otherwise provided to a holder of an Economic Interest under this Agreement.

8.2 Transfer and Assignment of Member’s Interest

8.2.1 Transfer.

(a) The term “Transfer” when used in this Agreement with respect to an Interest shall be deemed to refer to a transaction by which a Member purports to assign all or any part of its Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition, voluntary or involuntary, by operation of law or otherwise.

(b) Notwithstanding anything stated to the contrary in this Agreement, no Member’s Interest shall be transferred, in whole or in part (including any interest therein), except in accordance with the terms and conditions set forth in this Section 8. Any transfer or purported transfer of an Interest not made in accordance with this Section 8 shall be null and void ab initio, and the Company shall have no duty or obligation to recognize the transferee as a member or holder of any interest whatsoever in the Company, and the transferee shall have no rights, interests or claims in or against the Company or any Member.

8.2.2 Transfer between Members. Notwithstanding anything stated to the contrary in this Agreement, either Member may sell, assign or otherwise transfer all or any part of its Interest to the other Member on such terms as are agreed to by both Members.

8.2.3 Transfer of Investor Member’s Membership Interest. Investor Member shall, subject to compliance with all of the other provisions set forth in this Section 8, have the right to transfer all of its Interest (a) to an Affiliate (including a REIT Subsidiary) without Manager Member’s approval, and (b) to another Person that is not an Affiliate or a REIT Subsidiary with Manager Member’s approval, which approval may be withheld in Manager Member’s sole and absolute discretion. Manager Member’s failure to respond to Investor Member’s request for the approval of a Transfer within five (5) business days following delivery of Investor Member’s written request for such consent shall be deemed to constitute Manager Member’s consent.

8.2.4 Transfer of Manager Member’s Interest. Manager Member shall, subject to compliance with all of the other provisions set forth in this Section 8, have the right to transfer all of its Interest (a) to an Affiliate without Investor Member’s approval, and (b) to another Person that is not an Affiliate with Investor Member’s approval, which approval may be withheld in Investor Member’s sole and absolute discretion. Investor Member’s failure to respond to Manager Member’s request for the approval of a Transfer within five (5) business days following delivery of Manager Member’s written request for such consent shall be deemed to constitute Investor Member’s consent. Notwithstanding the foregoing, at all times during the term of this Agreement, (a) Hackman Capital and/or Calare Properties, Inc. or their respective Affiliates or constituent members, partners or shareholders (hereinafter referred to as an “Alternative Entity”) shall continue to control (directly or indirectly) Manager Member, (b) Hackman Capital and/or Calare Properties, Inc., or an Alternative Entity shall continue to hold at least a 25% interest (directly or indirectly) in Manager Member, (c) Michael Hackman shall continue to control Hackman Capital and shall continue to hold at least a 51% interest in Hackman Capital, and (d) William Manley shall continue to control Calare Properties, Inc. and shall continue to hold at least a 51% interest in Calare Properties, Inc., and (e) Michael Hackman and/or William Manley shall control any Alternative Entity and shall hold at least a 25% interest (direct or indirect) in any Alternative Entity.

8.2.5 Additional Limitations on a Member’s Rights to Transfer.

(a) If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Member’s estate shall have all of the rights of such Member, but not more rights than those enjoyed by other Members, for the purpose of settling or managing the estate and such power as the Incapacitated Member possessed to transfer all or any part of the Incapacitated Member’s interest in the Company. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.

(b) Notwithstanding anything stated to the contrary in this Agreement, either Member may prohibit any Transfer by the other Member of its Interest if, in the opinion of legal counsel to the Company or legal counsel to such Member, such transfer would require filing of a registration statement under the Securities Act of 1933, as amended, or would otherwise violate any federal or state securities laws or regulations applicable to the Company or the Interest.

(c) Notwithstanding anything stated to the contrary in this Agreement, no transfer by a Member of its Interest may be made to any Person if: (i) in the opinion of legal counsel for the Company or legal counsel for the other Member, it would result in the Company being treated as an association taxable as a corporation; (ii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code; (iii) such transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code); (iv) such transfer would, in the opinion of legal counsel for the Company or the other Member, cause any portion of the Properties to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101; (v) such transfer would subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended; or (vi) such transfer would cause a termination of the Company under Section 708(b)(1)(B) of the Code; provided, Investor Member, in its sole discretion, may waive compliance with such Section 708(b)(1)(B) of the Code.

(d) Notwithstanding anything stated to the contrary in this Agreement, no Member shall be entitled to make a Transfer if it (i) is in default under this Agreement, unless the other Members approves such Transfer in its sole and absolute discretion, or (ii) such transfer would trigger a default under any of the Loan Documents or otherwise violate any of the covenants or conditions set forth in any of the Loan Documents.

8.3 Right of First Offer

8.3.1 Notwithstanding anything to the contrary contained in this Agreement, no Member may Transfer all or any part of its Interest in the Company to any Person (other than as permitted in Section 8.2.3(a) or Section 8.2.4) unless (a) such Transfer is for cash consideration to a bona fide third-party purchaser, (b) such selling Member does not violate the prohibitions set forth in Section 8.2 or this Section 8.3 and (c) such selling Member (“Selling Member”) has first made a Right of First Offer to the other Member (“Buying Member”) and such Selling Member has not received a written acceptance for all of the Offered Interest before the expiration of the Right of First Offer Period.

8.3.2 If a member wishes to Transfer its Interest in the Company (other than the Persons described in Sections 8.2.3(a) and 8.2.4(a)) (a “Selling Member Assignee”), such Selling Member shall give written notice of such intent to the Buying Member indicating the terms and conditions of the proposal, including the purchase price and the proposed closing date (which shall be no later sixty (60) days following the expiration of the Right of First Offer Period) (the “Offer Closing Date”), which written notice shall be accompanied by a copy of the proposed contract of sale (the “Right of First Offer Purchase Agreement”) and all related agreements for the Transfer of the Interest, and the Selling Member shall offer to sell such Interest (the “Offered Interest”) to the Buying Member (and its designees) in accordance with the provisions hereof (the “Right of First Offer”). The Right of First Offer Purchase Agreement shall provide that the Selling Member shall make customary representations, warranties and covenants, including that the Offered Interest shall be sold free and clear of any liens, encumbrances, pledges, security interests, restrictions and contractual claims of every kind and nature whatsoever.

8.3.3 The Buying Member shall have the right to purchase the Offered Interest at the price set forth in the Right of First Offer and on the terms set forth in the Right of First

Offer Purchase Agreement, by giving written notice of acceptance to the Selling Member within fifteen (15) days after receipt of the Right of First Offer (such fifteen (15) day period shall hereinafter be referred to as the “Right of First Offer Period”), which acceptance by Buying Member shall be accompanied by a non-refundable cash deposit equal to five percent (5%) of the purchase price set forth in the Right of First Offer and a signed copy of the Right of First Offer Purchase Agreement. If accepted by the Buying Member, Selling Member shall execute the Right of First Offer Purchase Agreement within one (1) business day following receipt of Buying Member’s signed Right of First Offer Purchase Agreement and Selling Member shall be obligated to consummate the purchase of the Offered Interest in accordance with the terms of the Right of First Offer Purchase Agreement. Notwithstanding anything to the contrary set forth above in this Section 8.3, the Right of First Offer Purchase Agreement shall contain a provision that allows the buyer thereunder to extend the Offer Closing Date for up to thirty (30) days on ten (10) business days written notice prior to the scheduled Offer Closing Date and upon payment of an additional cash deposit in the amount of five percent (5%) of the purchase price.

8.3.4 Should the Buying Member refuse or fail to accept the Right of First Offer, the Selling Member shall be free, subject to Selling Member’s compliance with all provisions set forth in this Section 8 relating to Transfers (including, without limitation, the provisions of Sections 8.2.3 and 8.2.4 hereof), to sell all, but not less than all, of its Offered Interest to a Selling Member Assignee substantially upon the terms and conditions stated in the Right of First Offer Purchase Agreement for a period of 180 days following the expiration of the Right of First Offer Period. In no event shall the Selling Member transfer such Offered Interest to a Selling Member Assignee for a price less than 95% of the purchase price set forth in the Right of First Offer, or on terms materially more favorable to the Selling Member Assignee than the terms stated in the Right of First Offer and the Right of First Offer Purchase Agreement, without first offering the Buying Member the option to purchase such Offered Interest in the manner set forth above, at the same price and terms agreed upon between the Selling Member and the proposed Selling Member Assignee.

8.3.5 Should the Buying Member execute the Right of First Offer Purchase Agreement and thereafter breach its obligations thereunder to purchase the Selling Member’s Offered Interest, Selling Member shall be entitled to retain the non-refundable cash deposit as liquidated damages and, notwithstanding anything stated to the contrary in this Agreement, during the one hundred and eighty (180) day period following the Offer Closing Date, Selling Member shall be free to Transfer the Offered Interest to a Selling Member Assignee on such terms as Selling Member may elect (without the approval of the Buying Member and without reference to the terms of the Right of First Offer) provided that such Transfer shall be subject to the provisions of Sections 8.2.5, 8.7 and 8.8.

8.4 Buy/Sell

The rights under this Section 8.4 may be exercised under the following circumstances, but only so long as the same shall not trigger a default under any of the Loan Documents or otherwise violate any of the covenants and/or agreements set forth in any of the Loan Documents: (i) upon the occurrence of an Impasse with respect to a Special Major Decision, either Member shall have the right to offer the other Member a Buy/Sell Notice and to acquire its Interest if the Impasse is a Portfolio Impasse, or to acquire the Impasse Properties if the Impasse is a Property Impasse, or (ii) upon the occurrence of an Event of Default, the non-defaulting Member may become the Initiating Member under Section 8.4 hereof under a Portfolio Impasse, as follows:

8.4.1 Buy/Sell Notice. A Member (the “Initiating Member”) wishing to initiate the buy/sell offer shall send a written notice (the “Buy/Sell Notice”) to the other Member (the “Recipient Member”), which shall state (i) (a) if the Buy/Sell Notice is with respect to a Portfolio Impasse, a price for the Company (the “Company Value”) upon which the purchase of the Recipient Member’s Interest or sale of the Initiating Member’s Interest shall be based and (b) if the Buy/Sell Notice is with respect to a Property Impasse, the cash sales price (the “Sales Price”) for the Properties that are subject to the Property Impasse (the “Buy/Sell Properties”), and (ii) that the Initiating Member offers, in the alternative (which determination is to be made by Recipient Member), either (a) with respect to a Buy/Sell Notice triggered by a Portfolio Impasse, to purchase the entire Interest owned by the Recipient Member for the amount that the Recipient Member would receive upon liquidation of the Company for the Company Value or to sell the Initiating Member’s Interest to the Recipient Member for the amount that the Initiating Member would receive upon liquidation of the Company for the Company Value, or (b) with respect to a Buy/Sell Notice triggered by a Property Impasse, purchase the Buy/Sell Properties for an amount equal to the Sales Price or to permit the Recipient Member to acquire the Buy/Sell Properties for an amount equal to the Sale Price, which Buy/Sell Notice shall be accompanied by a copy of the contract of sale (the “Buy/Sell Purchase Agreement”) that would be used in connection with the transfer of an Interest or the Buy/Sell Properties, as applicable, under this Section 8.4.

8.4.2 Election Notice. Within five (5) business days (fifteen (15) business days if the Buy/Sell Notice is given with respect to a Portfolio Impasse after the Recipient Member has received a Buy/Sell Notice, the Recipient Member shall send a written notice of its election (the “Election Notice”) either to (a) accept the Initiating Member’s offer to purchase such Recipient Member’s Interest, or to accept the Initiating Member’s offer to sell its Interest, at the price determined under Section 8.4.1 (the “Buy/Sell Interest Purchase Price”) and in accordance with the terms of the Buy/Sell Purchase Agreement or, (b) accept the Initiating Member’s offer to purchase the Buy/Sell Properties, or to itself purchase the Buy/Sell Properties at the Sales Price (the “Buy/Sell Property Purchase Price”) (with the purchase price payable by the buyer Member under clause (a) or clause (b) above, as applicable, being hereinafter referred to as the “Buy/Sell Purchase Price”). A failure by the Recipient Member to timely send such Election Notice shall be deemed an election by such Recipient Member to accept the offer of the Initiating Member to purchase the Recipient Member’s Interest or to purchase the Buy/Sell Properties, as applicable. The execution and delivery of the Buy/Sell Purchase Agreement by the buying Member shall be accompanied by a non-refundable cash deposit equal to 5% of the Buy/Sell Purchase Price to be paid by the buying Member.

8.4.3 Payment. The Buy/Sell Purchase Price shall be paid by the buying Member no later than the date set forth in the Buy/Sell Purchase Agreement (which shall be no earlier than forty-five (45) days and no later than sixty (60) days after the expiration of the five (5) business day period or fifteen (15) business day period, as applicable, during which the Election Notice was to be given, if the Election Notice is not given, provided that the buying Member may accelerate such closing under the Buy/Sell Purchase Agreement upon not less than ten (10) business days prior written notice to the selling Member) (the “Closing Date”) in immediately available funds, at which time (a) if the Buy/Sell Notice was delivered with respect to a Portfolio Impasse, the selling Member shall assign its entire Interest in the Company to the buying Member or its designee (and withdraw as the Manager if such selling Member is the Manager), free and clear of all liens, encumbrances and similar claims, in accordance with the terms and conditions of the Buy/Sell Purchase Agreement, and (b) if the Buyer/Sell Notice was delivered with respect to a Property Impasse, the buying Member shall purchase the Buy/Sell Properties from the Company in accordance with the terms and conditions of the Buy/Sell Purchase Agreement. The Buy/Sell Purchase Agreement shall contain a provision that allows the buyer thereunder to extend the Closing Date for up to thirty (30) days on ten (10) business days written notice prior to the scheduled Closing Date and upon payment of an additional cash deposit in the amount of five percent (5%) of the Buy/Sell Purchase Price.

8.4.4 Default Option. If, after the delivery of a Buy/Sell Notice by a Member, the buying Member (referred to herein as a “Defaulting Member”) shall fail to make payment of the Buy/Sell Purchase Price when and as required, the other Member (the “Non-Defaulting Member”) shall (a) if the Buy/Sell Notice relates to a Portfolio Impasse, have the right, at its option, to purchase all of the Interest of the Defaulting Member for ninety-five percent (95%) of the Buy/Sell Purchase Price that would have been payable by the non-Defaulting Member if it had been the buying Member (it being understood that said amount to be paid by the non-Defaulting Member shall be equal to 95% of the amount the Defaulting Member would receive upon liquidation of the Company for the Company Value (as reflected in the Buy/Sell Notice that triggered such buy/sell)) and the Non-Defaulting Member shall be entitled to retain the non-refundable cash deposit, and (b) if the Buy/Sell Notice relates to a Property Impasse, have the right, at its option, to purchase the Buy/Sell Properties for 95 % of the Buy/Sale Property Purchase Price and the Non-Defaulting Member shall be entitled to retain the non-refundable cash deposit. Such option shall be exercised by sending written notice thereof to the Defaulting Member within ten (10) days after the date specified for payment of the applicable Buy/Sell Purchase Price, which notice shall specify a closing date not later than sixty (60) days following the date such notice is given. If the Non-Defaulting Member elects not to exercise such option, the Non-Defaulting Member shall be entitled to all of its rights and remedies available at law or in equity as a result of the Defaulting Member’s default and shall also be entitled to reimbursement of its costs and expenses, including, without limitation, all appraisal, legal and accounting fees, incurred in connection with such Buy/Sell Notice.

8.4.5 Continuation of Agreement. This Agreement shall continue in full force and effect as to the remaining Members upon the consummation of a sale of Interests pursuant to this Section 8.4.

8.4.6 Eligibility. Notwithstanding anything stated to the contrary in this Agreement, no Member who is in default of any of its obligations under this Agreement shall be entitled to initiate the Buy/Sell Offer provided in this Section 8.4, but any Member shall have the right to respond to a Buy/Sell Notice as provided herein.

8.4.7 Release of Selling Member Indemnity and/or Guaranty. In connection with the closing under any Buy/Sell Purchase Agreement, and as to any guaranty or indemnity (collectively referred to as the “Suretyship Parties Guaranties”) executed by the selling

Member or any of its Affiliates (collectively referred to as the “Suretyship Parties”) under any Loan, one of the following conditions shall have been satisfied (a) the Suretyship Parties shall be released from their obligations under the Suretyship Parties Guaranties as to matters occurring after the closing under the Buy/Sell Purchase Agreement, or (b) the buying Member shall execute and deliver to the Suretyship Parties an indemnity pursuant to the terms of which the buying Member shall indemnify, defend, protect and hold the Suretyship Parties harmless from and against any and all losses , liabilities, damages, demands, claims, actions, judgments, causes of action and costs and expenses incurred by Suretyship Parties to the extent arising out of or in connection with Suretyship Parties’ obligations under the Suretyship Parties Guaranties (the “Suretyship Parties Indemnified Losses”); provided, however, notwithstanding the foregoing, the indemnity provided by the buying Member under this Section 8.4.7 shall not apply to, and shall expressly exclude, any Suretyship Parties Indemnified Losses arising from the acts or omissions of any of the Suretyship Parties.

8.5 Investor Member’s Right to Cause the Sale of the Properties; Manager Member’s Right of First Offer

8.5.1 Investor Member’s Right to Cause the Sale of the Properties. After the eighty-fourth (84th) month following the Closing Date (but not before) or if Manager Member resigns as the Manager pursuant to the provision of Section 3.1.2 hereof, Investor Member shall have the continuing right (exercisable by written notice (a “Sale Request Notice”) delivered to Manager Member from time to time) to solicit offers from third parties to sell one or more of the Properties (the “Subject Properties”) on behalf of the Property Owner to an independent third party purchaser for a cash sales price equal to the cash sales price (the “Sales Price”) reflected in the Sale Request Notice. Subject to the provisions set forth below in this Section 8.5.1, upon the delivery of a Sale Request Notice (which, to be effective, must contain a Sales Price), and following the expiration of the Consideration Period and the failure of Manager Member to deliver to Investor Member a Counter Notice (as defined below) during the Consideration Period, Investor Member shall have the right to retain brokers on behalf of the Property Owner and to advertise the Subject Properties for sale. Investor Member shall keep Manager Member informed of the progress of the sale of the Subject Properties. Manager Member shall cooperate with Investor Member in connection with the sale of the Subject Properties and shall execute such documents (in its capacity as a Member in the Company and/or as the Manager, as applicable) as may be reasonably required to effectuate the sale of the Subject Properties. Manager Member hereby irrevocably constitutes and appoints Investor Member as its agent and attorney-in-fact, coupled with an interest, for the purpose of executing and delivering any documents required to be executed and delivered by Manager Member (in its capacity as a member in the Company and, so long as it is the Manager, as the Manager of the Company) pursuant to this Section 8.5.1 in the event Manager Member fails or refuses to execute the same upon the request of Investor Member. Subject to the provisions of Section 8.5.2 below, Investor Member shall be entitled to sell the Subject Properties for a sales price (a) equal to no less than 95% of the Sales Price without obtaining Manager Member’s approval or consent, and (b) that is less than 95% of the Sales Price without obtaining Manager Member’s approval or consent provided that, in connection with the sale of the Subject Properties, Manager Member receives no less than it would have received under this Agreement upon liquidation of the Company had the Subject Properties been sold for 95% of the Sales Price.

8.5.2 Manager Member’s Right of First Offer. Notwithstanding anything stated to the contrary in Section 8.5.1 hereof, following the delivery of a Sale Request Notice by Investor Member to Manager Member, Manager Member may, during the ninety (90) day period (the “Consideration Period”) following Manager Member’s receipt of a Sale Request Notice, notify Investor Member in writing (the “Counter Notice”) that, in lieu of the Subject Properties being sold to a third party, Manager Member has elected to (a) if the Sales Request Notice is for all the Properties, purchase the entire Interest owned by Investor Member for the amount that Investor Member would receive upon liquidation of the Company (and the Subtier Entities) assuming that the Properties were sold for a purchase price equal to the Sales Price (and taking into consideration all prorations and adjustments that would be applicable to an outright sale of the Properties), or (b) if the Sales Request Notice is for less than all the Properties, purchase the Subject Properties for the Sales Price set forth in the Sale Request Notice (with the purchase price payable by Manager Member under clause (a) or clause (b) above, as applicable, being hereinafter referred to as the “Member Interest Purchase Price”), which Counter Notice must, to be effective, be accompanied by (a) a non refundable (but applicable to the Member Interest Purchase Price) cash deposit (the “Member Deposit”) made to Investor Member equal to five percent (5%) of the Sales Price, and (b) a sales agreement (“Member Purchase Agreement”) to be executed by Investor Member and Manager Member if the Sales Request Notice is for all the Properties, and by the Company and Manager Member if the Sales Request Notice is for less than all the Properties, containing such terms to which such parties may agree that are consistent with the provisions of this Section 8.5.2 and that provide for the transfer of Investor Member’s Interest in the Company to Manager Member or the transfer of the Subject Properties to Manager Member, as applicable, within ninety (90) days following the delivery of the Counter Notice to Investor Member free and clear of all liens, encumbrances and similar claims. Manager Member and Investor Member (or the Company and Manager Member, as applicable) shall execute the Member Purchase Agreement within ten (10) business days after Manager Member’s delivery of the Counter Notice. Notwithstanding anything stated to the contrary herein, any Counter Notice delivered by Manager Member hereunder shall be considered void and ineffective if the Member Purchase Agreement is not executed by the appropriate parties within ten (10) business days following Manager Member’s delivery of a Counter Notice. If, after the delivery of a Counter Notice, Manager Member shall fail to make payment of the Member Interest Purchase Price when and as provided in the Member Purchase Agreement or otherwise default on its obligations under the Member Purchase Agreement, Investor Member shall have the right to terminate the Member Purchase Agreement and retain the Member Deposit as liquidated damages, and the Member Purchase Agreement shall so provide. Following any such termination of the Member Purchase Agreement, Manager Member shall no longer have any rights under the Counter Notice and Investor Member shall have the right to cause the Company to sell the Subject Properties to a bona-fide third party purchaser on such terms (including the sales price) as Investor Member may elect (in its sole and absolute discretion) without Manager Member’s consent or approval; the Manager Member shall cooperate with Investor Manager in connection with the sale of the Subject Properties as provided in the fourth and fifth sentences appearing in Section 8.5.1.

8.6 Removal of Manager Arising From Transfer and Assignment of Manager Member’s Interest

Notwithstanding anything stated to the contrary in this Section 8 or elsewhere in this Agreement, Investor Member shall have the right at any time, and from time to time, to remove

Manager Member as Manager and replace itself or such other Person as Investor Member shall determine (in Investor Member’s sole and absolute discretion) as Manager following (a) any Transfer by Manager Member of its Interest or any portion thereof that is not expressly permitted under the terms of this Agreement and that is not (by operation of law or otherwise) deemed void in accordance with the provision of Section 8.2.1(b) hereof and (b) delivery of written notice by Investor Member to Manager Member that Investor Member has elected to replace Manager Member as Manager as provided in clause (a) above; such replacement shall be automatic and shall be effective upon delivery by Investor Member of written notice to Manager Member.

8.7 Substitute Members

No Assignee shall have the right to become a Substitute Member (a “Substitute Member”) upon Transfer of an Interest in the Company to it unless and until all the following conditions are satisfied:

8.7.1 a duly executed and acknowledged written instrument of assignment and assumption, reasonably satisfactory in form and substance to the Members, shall have been filed with the Company;

8.7.2 the Member transferring its Interest and the Assignee shall have executed and acknowledged such other instruments and taken such other actions as the Members shall deem reasonably necessary or desirable to effect such substitution or as may otherwise be required under the Act;

8.7.3 the conditions set forth in Sections 8.2. and 8.3 shall have been satisfied;

8.7.4 the Member transferring its Interest or the Assignee shall have paid to the Company such amount of money as is sufficient to cover all reasonable expenses incurred by or on behalf of the Company in connection with such substitution;

8.7.5 the Members shall have consented in writing to such substitution in accordance with the provisions of Section 8.2 hereof, and

8.7.6 to the extent required, the Lenders have consented to such transfer.

8.8 Assignee’s Rights

8.8.1 Unless an Assignee becomes a Substitute Member in accordance with the provisions of Section 8.7, it shall not be entitled to any of the rights (including voting rights) granted to a Member hereunder or under the Act, other than the right to receive (or be allocated) the share of Net Profits and Net Losses of the Company, distributions and any other items attributable to a Member’s Interest to which its assignor would otherwise be entitled.

8.8.2 Any Member that shall Transfer all of its Interest in the Company shall cease to be a Member.

8.8.3 Unless otherwise agreed to by the Members, any permitted transfer of all or any portion of a Member’s Interest in the Company will take effect on the first day of the month following approval of such transfer in accordance with the provisions of this Section 8 and Net Profit and Net Loss, each item thereof and all other items attributable to such Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying Interests during such period in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by Manager. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Any permitted transferee of an Interest in the Company shall take subject to the restrictions on transfer imposed by this Agreement.

Notwithstanding any attempted transfer of a Member’s Interest in the Company in violation of this Agreement, the transferee shall have no right to participate in the management of the business and affairs of the Company or to become a Member, and such transferee shall only be entitled to receive the share of profits or other compensation by way of income and the return of Capital Contributions to which the transferor of such Economic Interest in the Company would otherwise be entitled.

9.	EVENTS OF DEFAULT; REMEDIES; TERMINATION

9.1 Events of Default

Each of the following shall constitute an event of default (“Event of Default”) on the part of the applicable Member:

9.1.1 So long as Manager Member is the Manager, Manager Member shall (a) fail to comply with its obligations (other than those addressed in Sections 9.1.1(b) or 9.1.1(c) below) under this Agreement or shall commit an act (other than those addressed in Sections 9.1.1(b) or 9.1.1(c) below) in breach of its duty as Manager, and in either case, fails to cure the same within fifteen (15) days following written request by Investor Member to do so, provided that if such failure cannot reasonably be remedied by Manager Member within such fifteen (15) day period, then so long as Manager Member commences to cure such failure and thereafter diligently pursues such cure to completion (which cure must include compensation to Investor Member for any loss sustained or expected to be sustained by Investor Member), provided that the total period for such cure shall not exceed sixty (60) days, such failure shall not be deemed an Event of Default hereunder, (b) undertake any act that constitutes a Major Decision (excluding those acts that constitute willful misconduct) without such act being Approved by the Members, or (c) undertake any act that constitutes gross negligence, willful misconduct (including acts that are considered Major Decisions and that constitute willful misconduct) or fraud.

9.1.2 Investor Member shall fail to comply with its obligations under this Agreement, and fails to cure the same within fifteen (15) days following written request by Manager Member to do so, provided that if such failure cannot reasonably be remedied by Investor Member within such fifteen (15) day period, then so long as Investor Member commences to cure such failure and thereafter diligently pursues such cure to completion (which cure must include compensation to Manager Member for any loss sustained or expected to be sustained by Manager Member), provided that the total period for such cure shall not exceed (60) days, such failure shall not be deemed an Event of Default hereunder.

9.1.3 The filing by any Member of a voluntary case under any bankruptcy or insolvency laws, or such Member is the subject of an order of relief under any present or future statute or law relating to bankruptcy, insolvency or other relief for debtors, whether federal or state, or such Member seeks, consents to, or acquiesces in the issuance of an order of relief, appointment of any trustee, receiver, custodian, conservator or liquidator of such party, or of all or any substantial part of its properties (the term “acquiesce,” as used herein, being deemed to include but not be limited to the failure to file a petition or motion to vacate or discharge any order of relief, judgment or decree providing for such appointment within the time specified by law).

9.1.4 A court of competent jurisdiction shall enter an order of relief, judgment, or decree approving an involuntary case filed against any Member seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute or law relating to bankruptcy, insolvency, or other relief for debtors, whether federal or state, and such Member shall consent to or acquiesce (as hereinabove defined) in the entry of such order of relief, judgment, or decree, or the same shall remain unvacated and unstayed for an aggregate of sixty (60) days from the date of entry thereof, or any trustee, receiver, custodian, conservator, or liquidator of such Member or of all or any substantial part of its properties shall be appointed without the consent of or acquiescence of such Member and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days.

9.2 Remedies; Removal and Replacement of Manager

9.2.1 Upon the occurrence of an Event of Default that is triggered pursuant to the provisions of Sections 9.1.1(a) or 9.1.1(b) above, Investor Member shall have the right to provide a Buy/Sell Notice under Section 8.4 and to exercise any and all remedies available at law and in equity. Upon the occurrence of an Event of Default that is triggered pursuant to the provisions of Sections 9.1.2, 9.1.3 or 9.1.4 above with respect to Investor Member, the Manager Member shall have the right to provide a Buy/Sell Notice under Section 8.4 hereof.

9.2.2 Upon the occurrence of an Event of Default that is triggered pursuant to the provisions of Sections 9.1.3 or 9.1.4 above with respect to Manager Member or pursuant to the provisions of Section 9.1.1(c) above, (a) Investor Member shall have the right to immediately replace Manager Member as the Manager with itself or with such other party as Investor Member shall designate in its sole and absolute discretion, which right shall be exercised through delivery of written notice to Manager Member, (b) upon removal of the Manager Member as the Manager, Manager Member shall no longer be entitled to any Disposition Fee or any Asset Management Fee, (c) Manager Member shall have the right to provide a Buy/Sell Notice under Section 8.4, (d) Manager Member shall have no right to transfer its Interest pursuant to Section 8.2, to exercise its Right of First Offer under Section 8.3 or to deliver a Counter Notice to Investor Member under Section 8.5, and (e) effective upon delivery of a valid written notice to Manager Member by Investor Member pursuant to this Section 9.2.2, the distribution provisions of Section 7.2 hereof shall immediately become effective.

9.3 Termination of the Company

The Company shall be dissolved and its business wound up upon the earliest to occur of the following events:

9.3.1 A determination by the Members that the Company should be dissolved;

9.3.2 The sale or other disposition of the last remaining asset of the Subtier Entities (provided that if the Company receives in whole or in part a note as consideration therefor, the Company shall not be dissolved and its business wound up until such note is repaid in full);

9.3.3 December 31, 2054; or

9.3.4 The occurrence of a Dissolution Event if Continuation Approval has not been given, as set forth in Section 8.1.

9.4 Liquidation

Upon the termination and dissolution of the Company, the Company will immediately proceed to wind up its affairs and liquidate. The Manager will act as the liquidating trustee, unless the Members appoints a different Person as the liquidating trustee (hereinafter referred to as the “Liquidator”). The winding up and liquidation of the Company will be accomplished in a businesslike manner. A reasonable time will be allowed for the orderly liquidation of the Company and the discharge of liabilities to creditors. The proceeds of such liquidation shall be distributed to the Members in the manner set forth in Section 9.5 below. For purposes of this Section 9.4, “liquidation” shall have the meaning given it in Treasury Regulations Section 1.704-1(b)(2)(ii)(g). Any Liquidator is entitled to reasonable compensation for services actually performed. Until the filing of a Certificate of Cancellation pursuant to this Agreement, and without affecting the liability of the Members and without imposing liability on the Liquidator, the Liquidator may settle and close the Company’s business, prosecute and defend suits, dispose of its property, and discharge or make provision for its liabilities.

9.5 Priority of Payment

The assets of the Company will be distributed in liquidation in the following order:

9.5.1 To creditors by the payment or provision for payment of the debts and liabilities of the Company (including any loans that may have been made by any Member or Affiliate) and the expenses of liquidation;

9.5.2 To the setting up of any reserves that are reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

9.5.3 The balance, if any, to the Members in accordance with Sections 7.1 or, to the extent applicable, Section 7.2.

9.6 Certificate of Cancellation

Upon dissolution of the Company and the completion of the winding up of its business, the Company shall file a certificate of cancellation (to cancel the articles of organization) (“Certificate of Cancellation”) with the Delaware Secretary of State pursuant to 6 Delaware Code Section 18-203. At such time, the Company shall also file an application for withdrawal of its certificate of authority in any jurisdiction where it is then qualified to do business.

10.	REIT PROTECTION

10.1 Certain Definitions. For the purposes hereof, the follow terms shall have the following meanings:

(i) “KBS Entity” shall mean the Investor Member.

(ii) “KBS” shall mean KBS Real Estate Investment Trust, Inc., a Maryland corporation that has elected to be taxable for federal income tax purposes as a real estate investment trust under the Code (herein, a “REIT”); and/or any subsidiary or affiliate of KBS.

(iii) “REIT Prohibited Transactions” shall mean any action specified in Section 10.2.

10.2 Prohibited Transactions. Notwithstanding anything to the contrary contained in this Agreement, during the time KBS Entity is a Member of the Company, neither the Company nor the Manager nor any other Member of the Company, shall take any of the following actions:

(i) Entering into any lease or permitting any sublease that provides for rent based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any sublessor costs;

(ii) Leasing personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease, determined as set forth in Section 856(d)(1) of the Code;

(iii) Acquiring or holding debt unless (I) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (II) the debt is fully secured by mortgages on real property or on interests in real property;

(iv) Acquiring or holding more than 10% of the outstanding voting securities of any one issuer other than a corporation that has properly elected to be a “taxable REIT subsidiary” of KBS;

(v) acquiring or holding more than 10% of the total value of the outstanding securities (debt or equity) of any one issuer;

(vi) Making an election or taking any action that would cause the Company to be treated as (i) an entity that is not classified as a partnership for federal income tax purposes or (ii) a publicly traded partnership as defined in Section 7704 of the Code;

(vii) Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of the Properties that are owned, directly or indirectly, by the Company other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the Properties are located where such services are either provided by (A) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company does not, directly or indirectly, derive revenue or (B) a taxable REIT subsidiary of KBS (as defined in Section 856(l) of the Code) who is adequately compensated for such services or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Company’s tenants);

(viii) Entering into any agreement where a material amount of income received or accrued by the Company under such agreement, directly or indirectly, (A) does not qualify as “rents from real property” within the meaning of Section 856 of the Code, (B) does not qualify as “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Section 856 of the Code, or (C) constitutes income from a sale of “inventory” or “stock in trade” of the Company within the meaning of Section 1221(a)(1) of the Code. In no event will (C) be interpreted to preclude a sale of interests in the Company under this Agreement or otherwise;

(ix) Holding cash of the Company available for operations or distribution in any manner other than a traditional bank checking or savings account.

10.3 Exception. Notwithstanding the foregoing provisions of this Article 10, the Company may enter into a REIT Prohibited Transaction to the extent such transaction is approved by the Members.

10.4 Special Notices. KBS and the KBS Member shall be entitled to receive, and the Company, Manager Member and each other Member agrees to furnish to KBS and the KBS Entity, any information that is available to the Company, such other Member or its agents, within five (5) business days of a written request to the Company by KBS or the KBS Entity for such information, if such information is reasonably necessary for KBS to determine its compliance with Sections 856-860 of the Code and the Treasury Regulations promulgated thereunder.

11.	MISCELLANEOUS

11.1 Notices

All notices, approvals, disapprovals or elections required or permitted to be given under this Agreement shall be in writing and shall be (a) delivered personally, (b) sent via Federal Express (or another comparable overnight messenger service), (c) sent via telecopy, or (d) mailed, certified or registered mail, return receipt requested, to the parties at the following addresses:

If to Investor Member:	KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
Attn: Mr. Charles J. Schreiber
Telephone: (949) 417-6600
Facsimile: (949) 417-6527

With copies to:	KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
Attn: Jim Chiboucas, Esq.
Telephone: (949) 417-6500
Facsimile: (949) 862-9472

and

KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
Attn: Mr. William Milligan Telephone: (949) 417-6511
Facsimile: (949) 417-6518

and

Morgan, Lewis & Bockius LLP
5 Park Plaza, Suite 1750
Irvine, California 92614
Attn: L. Bruce Fischer
Telephone: (949) 399-7145
Facsimile: (949) 399-7001

If to Manager Member:	c/o Hackman Capital Partners, LLC
11111 Santa Monica Blvd., Suite 950
Los Angeles, CA 90025
Attn: Michael D. Hackman
Telephone: (310) 473-8900, Ext. 100
Facsimile: (310) 473-8827

With copies to:	c/o Hackman Capital Partners, LLC
11111 Santa Monica Blvd., Suite 950
Los Angeles, CA 90025
Attn: Michael D. Hackman
Telephone: (310) 473-8900, Ext. 100
Facsimile: (310) 473-8827

and

Calare Properties, Inc.
43 Broad Street
Hudson, MA 01749-2564
Attn: William Manley
Telephone:
Facsimile:

and

Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Attn: William G. Murray, Jr.
Telephone: (415) 773-5807
Facsimile: (415) 773.5759

Personally delivered notices shall be deemed given upon actual personal delivery to the intended recipient. Telecopied notices shall be deemed given upon completion of transmission to the receiving telecopy machine confirmed by auto-reply from the receiving telecopy machine. Notices sent via Federal Express (or another comparable overnight messenger service) shall be deemed given the immediately following business day. Mailed notices shall be deemed given upon the earlier of three (3) business days after deposit into the United States mail, registered or certified, with postage fully prepaid, or the date of actual receipt as evidenced by the return receipt.

11.2 Successors and Assigns

Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

11.3 Modification and Amendment

This Agreement may not be modified or amended, and no provision benefiting the Members may be waived, except by a written instrument signed by each Member; provided, however, that Manager shall (without the need to obtain the consent or approval of the Members) amend Exhibit A attached hereto from time to time as necessary to reflect any modifications in Capital Contributions, Percentage Interests or Substitute Members.

11.4 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without considering Delaware choice of law provisions.

11.5 Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No covenant, representation or condition not expressed in this Agreement shall affect, or be effective to interpret, change or restrict the express provisions of this Agreement.

11.6 Counterparts

This Agreement may be executed in counterparts which, when taken together, shall constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatories to the same counterpart.

11.7 Third Parties

The provisions of this Agreement are for the exclusive benefit of the parties hereto and no other person, including, without limitation, creditors of any party hereto, shall have any right or claim against any party by reason of those provisions or be entitled to enforce any of those provisions against any party. Without limiting the foregoing, nothing contained in this Agreement shall benefit any creditor of the Company or of any Member. No creditor of the Company or of a Member may require a contribution to the capital of the Company or an advance to the Company to be solicited, or a distribution to be made, by the Company, nor may any creditor of the Company or a Member enforce the obligation of a Member to make a contribution to the capital of the Company or an advance to the Company.

11.8 Severability

If any part of this Agreement is determined to be illegal or unenforceable, all other parts shall be given effect separately and shall not be affected.

11.9 Tax Consequences

Each Member acknowledges and agrees that it has relied fully upon the advice of its own legal counsel and/or accountant in determining the tax consequences of this Agreement and the transactions contemplated hereby and not upon any representations or advice by any other Member.

11.10 Representations and Warranties of the Members

Each Member hereby represents and warrants to the Company and each other Member that such Member (i) has acquired its Interest for itself for investment purposes only, and not with a view to any resale or distribution of such Interest, except that Investor Member intends to assign its Interest to the REIT Subsidiary prior to the Closing (ii) has been advised and understands that such Interest has not been and will not be registered under the Securities and Exchange Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws and, therefore, cannot be resold unless such Interest is registered under the Securities Act and all applicable state securities laws, or unless exemptions from registration are available, and (iii)

has, either alone or with its “purchaser representatives” as that term is defined in Rule 501(h) under the Securities Act, such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company. Each Member further represents and warrants to the Company and each other Member that, as of the signing of this Agreement:

11.10.1 It is duly organized, validly existing and in good standing under the laws of the jurisdiction where it purports to be organized;

11.10.2 It is a United States person (as defined in § 7701(a) of the Code);

11.10.3 It has full power and authority to enter into and perform this Agreement;

11.10.4 All actions necessary to authorize the signing and delivery of this Agreement, and the performance of obligations under it, have been duly taken;

11.10.5 This Agreement has been duly signed and delivered by a duly authorized officer or other representative of such Member (if such Member is not an individual) and constitutes the legal, valid and binding obligation of such Member enforceable in accordance with its terms (except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies is subject to judicial discretion);

11.10.6 No consent or approval of any other Person is required in connection with the signing, delivery and performance of this Agreement by such Member; and

11.10.7 The signing, delivery and performance of this Agreement does not violate the organizational documents of such Member (if such Member is not an individual) or any material agreement to which such Member is a party or by which it is bound.

In addition, Manager Member represents and warrants to the Company and to Investor Member that, as of the signing of this Agreement, (a) Manager Member has delivered or made available to Investor Member all Due Diligence Materials and all other instruments, documents, papers and reports (including all reports relating to the physical condition of the Properties) delivered or made available by the Seller to Manager Member, (b) Manager Member has delivered to Investor Member a true, correct and complete copy of the Purchase Agreement and that Manager Member is not in default of any of its obligations under the Purchase Agreement, and (c) the Company and all of the Subtier Entities are Delaware limited liability companies that have been duly formed under the laws of Delaware, (b) the Company is the sole member in Holding Company and Holding Company is member operated, Holding Company is the sole member in Mezz B Borrower and Mezz B Borrower is member operated , Mezz B Borrower is the sole member in Mezz A Borrower and Mezz A Borrower is member operated, and Mezz A Borrower is the sole member in Property Owner and Property Owner is member operated.

11.11 Attorneys’ Fees

If any lawsuit is commenced between the parties hereto concerning any of the provisions of this Agreement or the rights and duties of any party hereto, the party or parties prevailing in such lawsuit shall be entitled to have its or their costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs paid by the party or parties not prevailing in such lawsuit. Any such attorneys’ fees and other expenses incurred by a party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

11.12 Equitable Relief

If any Member proposes or attempts to transfer all or any part of its Interest in violation of the terms of this Agreement, the Company, Manager or any Member may apply to any court of competent jurisdiction for an injunctive order prohibiting such proposed transfer except upon compliance with the terms of this Agreement, and the Company, Manager or any Member may institute and maintain any action or proceeding against the Person proposing to make such transfer to compel the specific performance of this Agreement. Any attempted transfer in violation of this Agreement is null and void, and of no force and effect. The Person against whom such action or proceeding is brought waives the claim or defense that an adequate remedy at law exists, and such Person will not urge in any such action or proceeding the claim or defense that such remedy at law exists.

11.13 Waiver of Partition and Certain Other Rights

Each of the Members irrevocably waives any right or power that it might have:

11.13.1 To cause the Company or any of its assets to be partitioned;

11.13.2 To compel any sale of all or any portion of the assets of the Company or the assets of the Subtier Entities under any applicable law;

11.13.3 To cause the appointment of a receiver for all or any portion of the assets of the Company or the assets of the Subtier Entities; or

11.13.4 To file a complaint, or to institute proceedings at law or in equity, to cause the dissolution or liquidation of the Company or any of the Subtier Entities, other than in accordance with this Agreement.

Each of the Members has been induced to enter into this Agreement in reliance upon the waivers of this Section 10.13, and without those waivers no Member would have entered into this Agreement.

11.14 Confidentiality

Each Member shall maintain, and the Manager Member shall cause the Company to maintain, the confidentiality of, and not disclose the terms of, this Agreement without the prior written consent of the other Members. Without such prior written consent, such disclosure shall be permitted only to the extent required by applicable law or regulations, stock exchange rule or court order to such Member’s or the Company’s accountants, auditors, tax advisors and legal counsel, and to the extent reasonably required in connection with any Loan. Notwithstanding the foregoing, nothing contained herein shall impair Investor Member’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Properties (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Investor Member or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT holding an interest (direct or indirect) in Investor Member or any permitted assignee of Investor Member, and (c) to any broker/dealers in KBS’s broker/dealer network and any of KBS’s investors.

11.15 U.S.A. Patriot Act

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “U.S. Patriot Act”) requires certain financial institutions to establish and maintain anti-money laundering programs. In order to ensure compliance with the U.S. Patriot Act, the Company must obtain the following information from each Member: a certified copy of the certificate of incorporation (or other document evidencing the existence of the legal entity) with evidence of any name changes, resolutions or other evidence of the authority of the officers to sign on behalf of the corporate entity and any other relevant documentation that may be appropriate in order for the Company to comply with the U.S. Patriot Act.

Additionally, each Member represents and warrants to the Company that it is not (i) listed in the Annex to, or otherwise subject to the provisions of Executive Order No. 13224 dated September 24, 2001 relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (the “Order”) as of the date hereof, (ii) named on the most current list as of the date hereof published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ offices/eotffc/ofac/, (iii) owned or controlled by, or, to the best of the Member’s knowledge and after reasonable investigation, acting for or on behalf of, any person listed in the Annex to, or otherwise subject to the provisions of, the Order referred to above; or (iv) to the best of Member’s knowledge and after reasonable investigation (1) making or receiving any contribution of funds, goods or services to or for the benefit of any person listed in the Annex to, or otherwise subject to the provisions of, the Order, (2) dealing in transactions involving blocked persons, or (3) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Order.

In the future, the Company may be required to obtain additional information from a Member to verify such Member’s existence and the source of funds for such Member’s Capital Contributions or compliance with the Order. Each Member hereby agrees to provide any such information requested by the Company. Furthermore, in connection with the U.S. Patriot Act, legislation or regulation could be promulgated that will require the Company to share information with respect to Members with governmental authorities or governmental agencies and each Member agrees not to hold the Company liable for any loss or injury that may occur as a result of providing such information.

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above, to be effective, however, as of the date the Certificate of the Company is accepted for filing by the Secretary of State of the State of Delaware.

[SIGNATURES ON FOLLOWING PAGES]

“INVESTOR MEMBER”

KBS REIT ACQUISITION XXIII, LLC,
a Delaware limited liability company

By:	KBS REIT PROPERTIES, LLC,
a Delaware limited liability company,
its sole member

	By:	KBS LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole member

		By:	KBS REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation,
general partner

			By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

S-1

“MANAGER MEMBER”

NEW LEAF INDUSTRIAL PARTNERS FUND, L.P.
a Delaware limited partnership

BY:	HC INDUSTRIAL GP, LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ Jonathan Epstein
Jonathan Epstein,
its authorized representative

S-2

SCHEDULE OF EXHIBITS

Exhibit A	Schedule of Capital Contributions and Percentage Interests

Exhibit B	Example of IRR Calculation

Exhibit C	List of Property Managers and Leasing Agents

Exhibit D	Financial Reporting Requirements

Exhibit E	Insurance Guidelines

Exhibit F	Allocated Purchase Price

Exhibit G	Schedule of Leasing Commissions

Exhibit H	Form of Annual Budget

Exhibit I	List of Properties

Exhibit J	Approved Initial Loan Terms

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